EXHIBIT 4.7

TIMMINS GOLDCORP MEXICO S.A. DE C.V.

- and -

MAGNA GOLD CORP.

SHARE PURCHASE AGREEMENT

DATED MARCH 05, 2020

	Article 1
	INTERPRETATION

1.1	Definitions	1
1.2	Actions on Non-Business Days	11
1.3	Currency and Payment Obligations	11
1.4	Calculation of Time	11
1.5	Knowledge	12
1.6	Additional Rules of Interpretation	12
1.7	Schedules and Exhibits	12
	Article 2
	PURCHASE OF SHARES
2.1	Purchase and Sale of Shares	14
2.2	Purchase Price	14
2.3	Satisfaction of Purchase Price	14
2.4	Preparation of Closing Date Statement	14
2.5	Dispute Settlement	14
2.6	Payment of Cash Amount	15
2.7	Allocation of Purchase Price	16
2.8	IVA Receivables	16

	Article 3
	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor.	17
3.2	Representations and Warranties of the Purchaser	24

	Article 4
	CLOSING ARRANGEMENTS

4.1	Closing	33
4.2	Vendor’s Closing Deliveries	33
4.3	Purchaser’s Closing Deliveries	34
4.4	Waiver	35

	Article 5
	CONDITIONS OF CLOSING

5.1	Purchaser’s Conditions	36
5.2	Condition Not Fulfilled	36
5.3	Vendor’s Conditions	37
5.4	Condition Not Fulfilled	37

	Article 6
	INDEMNIFICATION

-i-

(continued)

6.1	Survival	38
6.2	Indemnity by the Vendor	38
6.3	Indemnity by the Purchaser	38
6.4	Claim Notice	39
6.5	Time Limits for Delivery of Claim Notice for Breach of Representations and Warranties	39
6.6	Monetary Limitations	40
6.7	Limitation Periods	41
6.8	Agency for Non-Parties	41
6.9	Direct Claims	41
6.1	Third Party Claims	41
6.11	Cooperation	42
6.12	Adjustments to Purchase Price	43

	Article 7
	COVENANTS

7.1	Investigation	44
7.2	Confidentiality	44
7.3	Action During Interim Period.	45
7.4	Consents and Approvals	46
7.5	Inter-Company Transactions	46
7.6	Preparation of Tax Returns.	47
7.7	Amendments to Tax Returns.	48
7.8	Cooperation Respecting Tax Matters.	48
7.9	Transaction Personal Information.	48
7.1	Hermosillo Office.	49
7.11	Non-Solicitation.	50
7.12	Corporate Existence and Preservation of Assets.	50

	Article 8
	TERMINATION

8.1	Grounds for Termination	51
8.2	Effect of Termination	51

	Article 9
	GENERAL

9.1	Expenses	52
9.2	Public Announcements	52
9.3	Notices	52
9.4	Time of Essence	53
9.5	Further Assurances	53
9.6	Entire Agreement	53
9.7	Amendment	53
9.8	Waiver	54
9.9	Severability	54
9.1	Attornment	54

-ii-

(continued)

9.11	Governing Law	55
9.12	Successors and Assigns; Assignment	55
9.13	Third Party Beneficiaries	55
9.14	Counterparts	55

-iii-

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement dated March 05, 2020 is made

AMONG

TIMMINS GOLDCORP MEXICO S.A. DE C.V. (the “Vendor”)

- and -

MAGNA GOLD CORP. (the “Purchaser”)

RECITALS

A.The Vendor is the registered and beneficial owner of the Shares (as defined herein).

B.The Vendor is willing to sell the Shares to the Purchaser, and the Purchaser is willing to purchase the Shares from the Vendor, on and subject to the terms and conditions contained in this Agreement (as defined herein).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows:

Article 1
INTERPRETATION

1.1Definitions. In this Agreement:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to “control” another Person if such Person owns, directly or indirectly, more than 50% of the issued share capital or the voting rights attaching to the issued share capital of such other Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this Share Purchase Agreement and all the Exhibits and the Schedules attached hereto.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, Order or other requirement having the force of law, (b) any policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law (collectively, in the foregoing clauses (a) and (b), “Law”), in each case relating or applicable to such Person, property, transaction, event or other matter, and also includes, where appropriate, any interpretation of Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

“Base Cash Amount” has the meaning set out in Section 2.2(b).

“Books and Records” means the Financial Records and all other books, records, files and papers of a Person, including drawings, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, marketing lists and marketing consent records, personnel, employment and other records, and the minute and share certificate books of a Person and all records, data and information stored electronically, digitally or on computer-related media.

“Business” means the business carried on by the Corporation in Mexico in relation to the ownership and operation of the San Francisco Mine.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Vancouver, British Columbia, Canada, the City of Toronto, Ontario, Canada or Mexico City, Mexico.

“Cash Amount” has the meaning set out in Section 2.2(b).

“Cash Amount Payment Failure” has the meaning set out in Section 2.6(4).

“Claim Notice” has the meaning set out in Section 6.4.

“Closing” means the completion of the purchase and sale of the Shares in accordance with the provisions of this Agreement.

“Closing Date” means March 31, 2020 or such earlier or later date as may be agreed to in writing by the Vendor and the Purchaser.

“Closing Date Statement” means the balance sheet of the Corporation as at 12:01 a.m. on the Closing Date, excluding the IVA Receivables, prepared on a consistent basis and applying the same accounting principles, policies and practices as were used in preparing the sample Closing Date Statement attached as Schedule 2.4 hereto and, except as varied by Schedule 2.4 hereto, the annual financial statements of the Corporation for its most recently completed financial year, as finally determined pursuant to Section 2.4 or 2.5, as the case may be.

“Closing Date Working Capital” means the amount, whether positive or negative, equal to the total of the Corporation’s current assets, excluding the IVA Receivables, less the total of its current liabilities as shown on the Closing Date Statement and, for these purposes, “current assets” and “current liabilities” shall consist of assets and liabilities so classified on the Closing Date Statement, excluding the IVA Receivables.

“Closing Time” means the time of Closing on the Closing Date provided for in Section 4.1.

“Confidential Information” means, in relation to the Corporation, the Vendor, the Purchaser or any of their Affiliates (each, a “Discloser”):

(a)

all information, in whatever form communicated or maintained, whether orally, in writing, electronically, in computer readable form or otherwise, that a Discloser discloses to or that is gathered for inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, including information that contains or otherwise reflects information concerning the Discloser or its business, affairs, financial condition, assets, liabilities, operations, prospects or activities, and specifically includes financial information, budgets, business plans, ways of doing business, business results, prospects, forecasts, engineering reports, environmental reports, evaluations, legal opinions, names of venture partners and contractual parties, and any information provided to the Discloser by third parties under circumstances in which the Discloser has an obligation to protect the confidentiality of such information;

(b)

all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same (“Notes”); and

(c)	the fact that information has been disclosed or made available to the Recipient or the Recipient’s Representatives;

but does not include any information that:

(f)

is at the time of disclosure to or gathering for inspection by the Recipient or any of the Recipient's Representatives, or thereafter becomes, generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(g)

is or was received by the Recipient or any of the Recipient's Representatives on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not prohibited from disclosing the information to the Recipient or any of the Recipient's Representatives by a confidentiality agreement with, or a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

(h)

was known by the Recipient or any of the Recipient's Representatives prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

“Confidentiality Agreement” means the confidentiality agreement entered into between Alio Gold Inc. and the Purchaser dated July 25, 2019.

“Consideration Shares” has the meaning set out in Section 2.2(a).

“Contracts” means all pending and executory contracts, agreements, leases, understandings and arrangements (whether oral or written) to which a Person is a party or by which a Person or any of its respective properties or assets or its business is bound or under which such Person has rights or obligations.

“Corporation” means Molimentales del Noroeste, S.A. de C.V.

“Corporation Material Adverse Effect” means any one or more changes, effects, events, occurrences, circumstances or states of fact, either individually or in the aggregate, that is, or could reasonably be expected to be, material and adverse to the Business or the operations, affairs, assets, properties, liabilities, capitalization, prospects or condition (financial or otherwise) of the Corporation, other than changes, effects, events, occurrences, circumstances or states of fact which result directly from: (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or the failure to take actions as a result of any terms or conditions set forth in this Agreement, (ii) changes affecting the mining industry and/or the mining industry in Mexico generally, (iii) changes in the general political, economic, financial, currency exchange or market (including the capital, financial, credit or securities market) conditions, (iv) the commencement, continuation or escalation of any war, armed hostilities, acts of terrorism, earthquakes or similar catastrophes or the incurrence of any other calamity or crisis, (v) a change, or proposed change, in Applicable Law or the interpretation thereof, (vi) any action, omission, effect, change, event or occurrence taken, made, caused, requested or directed by or on behalf of the Purchaser, or (vii) any matter otherwise disclosed herein or provided for in this Agreement; provided, however, that such changes, effects, events, occurrences, circumstances or states of fact referred to in clause (ii), (iii), (iv) or (v) above does not primarily relate only to (or have the effect of primarily relating only to) the Corporation or disproportionately adversely affect the Corporation compared to other companies of similar size operating in the mining industry.

“Corporation Material Contract” means any Contract of the Corporation (i) which involves or may reasonably be expected to involve the payment to or by the Corporation of more than $500,000 over the term of that Contract, (ii) that if terminated or modified, or if it ceased to be in effect, would reasonably be expected to have a Corporation Material Adverse Effect; (iii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $500,000 in the aggregate; (iv) restricting the occurrence of indebtedness by the Corporation or restricting the payment of dividends by the Corporation; (v) that creates an exclusive dealing arrangement or right of first offer or refusal that is material to the Corporation; (vi) that materially limits or restricts (A) the ability of the Corporation to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom the Corporation may sell products or deliver services, or (vii) that is otherwise material to the Corporation.

“Corporation Mineral Rights” has the meaning set out in Section 3.1(16)(a).

“Corporation Properties” has the meaning set out in Section 3.1(16)(a).

“Corporation Shares” means all of the issued and outstanding Serie A and Serie B shares of the Corporation.

“Damages” means, whether or not involving a Third Party Claim, any direct loss, cost, Liability, claim, interest, fine, penalty, assessment, Tax, damages available at law or in equity (including incidental, exemplary or punitive damages) excluding consequential, special and aggravated damages, expense (including consultant’s and expert’s fees and expenses and reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation, defence or settlement) or diminution in value.

“Direct Claim” has the meaning set out in Section 6.4.

“Discloser” has the meaning set out in the definition of Confidential Information.

“Environmental Law” means Applicable Law in respect of the protection and/or security of, or harm or damage to, the natural environment or any species or organisms that make use of it, public or occupational health or safety, or the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.

“Extension Period” has the meaning set out in Section 7.10(3).

“Financial Records” means all of the books of account, financial and accounting information and records, Tax returns and records and other financial data and information of a Person.

“Governmental Authority” means:

(a)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);
(b)

any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(c)	any court, tribunal, commission, mediator, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and
(d)	any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange.

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual, and includes any contaminant, waste or substance or material defined, prohibited, regulated or reportable pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, is required to indemnify under Article 6.

“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 6.

“Interim Period” means the period from the date of execution of this Agreement to the Closing Time.

“IVA Receivables” means the value added tax refund receivables payable to the Corporation from Governmental Authorities in respect of all purchases made by the Corporation in January 2020 and February 2020.

“Law” has the meaning set out in the definition of “Applicable Law”.

“Legal Proceeding” means any litigation, proceeding, action, application, suit, investigation, hearing, claim, complaint, deemed complaint or grievance, civil, administrative, regulatory or criminal, or arbitration, mediation or alternative dispute resolution proceeding or other similar proceeding, before or by any Governmental Authority and includes any appeal or review thereof and any application for leave for appeal or review.

“Letter of Intent” means the letter agreement entered into between the Purchaser and Alio Gold Inc. dated January 24, 2020.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licence” means any licence, permit, certificate, consent, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, a Person by any Governmental Authority.

“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, adverse interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction, whether contingent or absolute, which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, and includes any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Limitations Act” has the meaning set out in Section 6.7(1).

“Lock-Up Agreement” means the agreement between the Vendor and the Purchaser, in the form attached hereto as Exhibit A, providing for the contractual restrictions on the transfer of the Consideration Shares set out therein.

“Mercedes Property” means the two mining claims located in the municipality of Yecora, Sonora, Mexico, which are the subject of the Mercedes Technical Report.

“Mercedes Technical Report” means the technical report prepared for the Purchaser entitled “NI 43-101 Technical Report – Mercedes Property – Municipality of Yecora – Sonora State, Mexico” dated effective April 30, 2019.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“Notes” has the meaning set out in paragraph (b) of the definition of “Confidential Information”.

“NSR” has the meaning set out in Section 2.6(4).

“NSR Property” means the mineral property comprised of the Llano V, Llano IV, Llano III, Llano II, Timmins, San Francisco Cuatrro, San Francisco Dos and San Francisco concessions as illustrated in Exhibit E.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course of Business”, when used in relation to the taking of action by a Person, means that the action:

(a)	is consistent in nature, scope and magnitude with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person;
(b)

is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of the other Persons that are in lines of business that are the same as the Person; and

(c)	does not require authorization of the shareholders of the Person or any other separate or special authorization of any nature.

“Outside Date” has the meaning set out in Section 8.1(d).

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

“Payment Deadline” means the date that is 365 days after the Closing Date.

“PEAL Claim” means the claim by Peal de Mexico, S.A. de C.V. against the Corporation for unpaid invoices, demobilization expenses and termination penalties under its mining services contract with the Corporation.

“Permitted Liens” means:

(a)	Liens for Taxes and utilities that in each case are not yet due or are not in arrears;
(b)

construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar Liens (inchoate or otherwise) if, individually or in the aggregate: (i) they are not material; (ii) they arose or were incurred in the Ordinary Course of Business; and (iii) the indebtedness secured by them is not in arrears;

(c)

minor title defects or irregularities, minor unregistered easements or rights of way, restrictions in the original grant from a Governmental Authority and other minor unregistered restrictions affecting the use of real property if such title defects, irregularities or restrictions are complied with and do not, in the aggregate, materially adversely affect: (i) the operation of business or the continued use of the real property to which they relate after the Closing on substantially the same basis as business is currently being operated and such real property is currently being used; or (ii) the marketability of such real property;

(d)

easements, covenants, rights of way and other restrictions if registered provided that they are complied with and do not, in the aggregate, materially adversely affect: (i) the operation of business or the continued use of the real property to which they relate after the Closing on substantially the same basis as business is currently being operated and such real property is currently being used; or (ii) the marketability of such real property;

(e)

registered agreements with municipalities or public utilities if they: (i) have been complied with or adequate security has been furnished to secure compliance; and (ii) do not, in the aggregate, materially adversely affect (A) the operation of business or the continued use of the real property to which they relate after the Closing on substantially the same basis as business is currently being operated and such real property is currently being used, or (B) the marketability of such real property; and

(f)	the Liens listed in Schedule 1.1.

“Person” is to be broadly interpreted and includes an individual, a corporation, a company, a partnership, a trust, an unincorporated organization or joint venture, a Governmental Authority and the executors, administrators or other legal representatives of an individual in such capacity.

“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of one or more Privacy Laws.

“Pre-Closing Tax Period” means a taxation year or other fiscal period that ends on or before the Closing Time.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada) and any comparable Applicable Law.

“Purchase Price” has the meaning set out in Section 2.2.

“Purchaser” has the meaning set out in the preamble hereto.

“Purchaser Disclosure Letter” means the disclosure letter executed by the Purchaser and delivered to the Vendor prior to or concurrently with the execution of this Agreement.

“Purchaser Financial Statements” has the meaning set out in Section 3.2(9).

“Purchaser Fundamental Representations” has the meaning given to it in Section 6.5(2)(a).

“Purchaser Material Adverse Effect” means any one or more changes, effects, events, occurrences, circumstances or states of fact, either individually or in the aggregate, that is, or could reasonably be expected to be, material and adverse to the business or the operations, affairs, assets, properties, liabilities, capitalization, prospects or condition (financial or otherwise) of the Purchaser and its subsidiaries, either individually or taken as a whole, other than changes, effects, events, occurrences, circumstances or states of fact which result directly from: (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or the failure to take actions as a result of any terms or conditions set forth in this Agreement, (ii) changes affecting the mining industry and/or the mining industry in Mexico generally, (iii) changes in the general political, economic, financial, currency exchange or market (including the capital, financial, credit or securities market) conditions, (iv) the commencement, continuation or escalation of any war, armed hostilities, acts of terrorism, earthquakes or similar catastrophes or the incurrence of any other calamity or crisis, (v) a change, or proposed change, in Applicable Law, or the interpretation thereof, (vi) any action, omission, effect, change, event or occurrence taken, made, caused, requested or directed by or on behalf of the Vendor, or (viii) any matter otherwise disclosed herein or provided for in this Agreement; provided, however, that such changes, effects, events, occurrences, circumstances or states of fact referred to in clause (ii), (iii), (iv) or (v) above does not primarily relate only to (or have the effect of primarily relating only to) the Purchaser and/or any of its subsidiaries or disproportionately adversely affects the Purchaser and/or any of its subsidiaries compared to other companies of similar size to the Purchaser or the applicable subsidiary operating in the mining industry.

“Purchaser Material Contracts” has the meaning set out in Section 3.2(19).

“Purchaser Mineral Rights” has the meaning set out in Section 3.2(18)(a).

“Purchaser Options” means the outstanding options to purchase Purchaser Shares granted under the stock option plan of the Purchaser.

“Purchaser Properties” has the meaning set out in Section 3.2(18)(a).

“Purchaser Public Disclosure Record” means all prospectuses, management information circulars, news releases, reports, schedules, forms and other documents filed by the Purchaser on SEDAR since June 6, 2019.

“Purchaser Shares” means the common shares in the capital of the Purchaser.

“Purchaser’s Indemnified Parties” means the Purchaser and the Purchaser’s Affiliates and their respective Representatives.

“Recipient” has the meaning set out in the definition of “Confidential Information”.

“Regulatory Authorities” means any regulatory or governmental agency having jurisdiction over the Corporation, on the one hand, or the Purchaser or any of its subsidiaries, on the other hand, or their respective activities.

“Representative” when used with respect to a Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person.

“Resale Agreement” means the resale rights agreement between the Purchaser and the Vendor, in substantially the form attached hereto as Exhibit B, providing for the right of the Purchaser to place any Purchaser Shares proposed to be sold by the Vendor for so long as the Vendor holds more than 9.9% of the outstanding Purchaser Shares on an undiluted basis.

“San Francisco Mine” means the San Francisco open pit gold mine, together with the associated La Chicharra open pit gold mine and the additional exploration claims in and around these mines, all as more particularly described in Exhibit D, located at the municipality of Benjamin Hill, State of Sonora, Mexico.

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Securities Authorities” means the Ontario Securities Commission and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada.

“Securities Laws” means the Securities Act, together with all other applicable federal and provincial securities Laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Services” has the meaning set out in Section 7.10(a).

“Services Period” has the meaning set out in Section 7.10(a).

“Shares” means the 499 Serie A shares of the Corporation and the 2,015,048 Serie B shares of the Corporation owned by the Vendor.

“Straddle Period” means a taxation year or fiscal period that includes, but does not begin or end on, the Closing Date.

“Stub Period Returns” has the meaning set out in Section 7.6(1).

“Subject Contractors” has the meaning set out in Section 7.10(a)

“Target Working Capital” means the Closing Date Working Capital shown on the draft Closing Date Statement delivered by the Vendor to the Purchaser pursuant to Section 2.4(1).

“Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, levies, duties or impositions, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, sales taxes, customs duties, excise or other taxes of any kind whatsoever imposed or charged by any Governmental Authority or any loss or relief, together with any interest, penalties, fines or additions with respect thereto and any interest in respect of such additions or penalties.

“Tax Matters” has the meaning set out in Section 7.8.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are required to be filed or lodged with any applicable Governmental Authority, including all amendments, schedules, associated calculations, attachments or supplements thereto and whether in tangible or electronic form.

“Third Party Claim” has the meaning set out in Section 6.4.

“Threatened”, when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Personal Information” means any Personal Information in the possession, custody or control of the Corporation or the Vendor at or before the Closing Time, including Personal Information about employees, suppliers, customers, directors, officers or shareholders of the Corporation that is disclosed to the Purchaser or any Representative of the Purchaser.

“TSX-V” means the TSX Venture Exchange.

“U.S. Dollars” means the lawful currency of the United States of America.

“Vendor” has the meaning set out in the preamble hereto.

“Vendor Disclosure Letter” means the disclosure letter executed by the Vendor and delivered to the Purchaser prior to or concurrently with the execution of this Agreement.

“Vendor Fundamental Representations” has the meaning given to it in Section 6.5(1)(a).

“Vendor’s Indemnified Parties” means the Vendor, its Affiliates and their respective Representatives.

1.2Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.

1.3Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in U.S. Dollars;
(b)	any payment to be made pursuant to this Agreement shall be made:
(i)	by wire transfer of immediately available funds to the bank account specified by the payee; and
(ii)

any payment due on a particular day must be received by and be available to the payee not later than 5:00 p.m. (Toronto time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.4Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. (Toronto time) on the next succeeding Business Day.

1.5Knowledge. Where any representation, warranty or other statement in this Agreement is expressed to be made by the Vendor to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Vendor, or of which the Vendor is aware, it shall mean the actual knowledge of Mark Backens, Leslie Kapusianyk and Paul Jones, after due inquiry.

Where any representation, warranty or other statement in this Agreement is expressed to be made by the Purchaser to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Purchaser, or of which the Purchaser is aware, it shall mean the actual knowledge of Arturo Bonillas and Miguel Soto, after due inquiry.

1.6Additional Rules of Interpretation.

(1)Gender and Number. In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

(2)Headings and Table of Contents. The inclusion in this Agreement of headings of Articles and Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

(3)Section References. Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules or Exhibits are to Articles or Sections of this Agreement, and Schedules or Exhibits to this Agreement.

(4)Words of Inclusion. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

(5)References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

(6)Statute References. Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time.

(7)Document References. All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as assigned, transferred, novated, amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

(8)Dates and Time. All references to dates and time in or in connection with this Agreement shall be to Toronto dates and Toronto time, unless otherwise specified.

1.7Schedules and Exhibits. The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

EXHIBITS
A	Lock-Up Agreement
B	Resale Agreement
C	NSR Terms

D	San Francisco Mine
E	NSR Property

SCHEDULES
1.1	Permitted Liens
2.4	Draft Closing Date Statement
4.2(i)	Consents
4.3(c)	Regulatory Approvals

Unless the context otherwise requires, words and expressions defined in this Agreement will have the same meanings in the Schedules and the interpretation provisions set out in this Agreement apply to the Schedules. Unless the context otherwise requires, or a contrary intention appears, references in the Schedules to a designated Article, Section or other subdivision refer to the Article, Section or other subdivision, respectively, of this Agreement.

Article 2
PURCHASE OF SHARES

2.1Purchase and Sale of Shares. At the Closing Time, on and subject to the terms and conditions of this Agreement (including the satisfaction or waiver of the conditions precedent set forth in Article 5), the Vendor shall sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Shares, free and clear of all Liens (other than Permitted Liens).

2.2Purchase Price. The consideration payable by the Purchaser to the Vendor for the Shares (the “Purchase Price”) shall be the aggregate of:

(a)	9,740,000 Purchaser Shares (the “Consideration Shares”); and
(b)	$5,000,000 (the “Base Cash Amount”) in cash as such Base Cash Amount may be increased or decreased pursuant to Section 2.6 (the “Cash Amount”).

2.3Satisfaction of Purchase Price. The Purchase Price shall be paid and satisfied as follows:

(a)	at Closing, the Purchaser shall deliver to the Vendor certificates or other evidences representing the Consideration Shares registered as directed by the Vendor, and
(b)	on or before the Payment Deadline, the Purchaser shall pay to the Vendor the Cash Amount.

2.4Preparation of Closing Date Statement.

(1)Draft Closing Date Statement. On the Closing Date, the Vendor shall deliver a draft of the Closing Date Statement and a draft calculation of the Closing Date Working Capital, prepared in substantially the same manner and upon the same basis as the sample Closing Date Statement scheduled hereto in Schedule 2.4.

(2)Access to Records, etc. The Vendor shall provide to the Purchaser, upon the Purchaser’s reasonable request, copies of all working papers created by the Vendor and its Representatives in connection with the preparation of the draft Closing Date Statement.

(3)Deemed Acceptance. If the Purchaser does not give a notice of objection in accordance with Section 2.5, the Purchaser shall be deemed to have accepted the draft Closing Date Statement prepared by the Vendor which shall be final and binding on the Parties and the draft Closing Date Statement shall constitute the Closing Date Statement for purposes of this Agreement immediately following the expiry date for the giving of such notice of objection.

(4)IVA Receivables. Any amounts in respect of the IVA Receivables shall not be included in the Closing Date Working Capital and shall be subject to Section 2.8.

2.5Dispute Settlement. If the Purchaser objects to any matter in the draft Closing Date Statement prepared pursuant to Section 2.4 and, assuming the Purchaser is successful in its objection, such objection would result in a variance to the Closing Date Working Capital of greater than $25,000, then the Purchaser shall give notice to the Vendor of such objection no later than 60 days after the Closing Date. Any notice given by the Purchaser shall set forth in detail the particulars of such objection. The Purchaser and the Vendor shall then use reasonable efforts to resolve such objection. If the matter is not resolved within 30 days of the delivery of an objection, then the dispute with respect to such objection shall be submitted by the Purchaser and the Vendor to an accounting partner associated with an accounting firm of recognized national standing in Canada, which is independent of the Parties and their Affiliates (the “Independent Accountant”). If the Purchaser and the Vendor are unable to agree on the Independent Accountant within a further 10 day period, either the Purchaser or the Vendor may apply under the Arbitration Act, 1991 (Ontario) to have a court appoint the Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event within 45 days following its appointment), make a determination of the Closing Date Working Capital, based solely on written submissions of the Purchaser and the Vendor given by them to the Independent Accountant. The submissions of each of the Purchaser and the Vendor shall be disclosed to the other, and the other shall be afforded a reasonable opportunity to respond thereto. The decision of the Independent Accountant as to the Closing Date Working Capital shall be final and binding upon the Parties and shall constitute the Closing Date Working Capital for purposes of this Agreement. In the case of an objection (in the manner set forth in this Section 2.5) and the retention of the Independent Accountant to determine such objection, the costs and expenses of the Independent Accountant will be borne by the Purchaser, on the one hand, and the Vendor, on the other hand, in proportion to the portion of the aggregate amount in dispute that is finally resolved by the Independent Accountant in a manner adverse to such Party. However, each such Party will bear its own costs in presenting its respective case to the Independent Accountant. For example, should the items in dispute total $100,000 in amount and the Independent Accountant awards $60,000 in favor of the Vendor's position, 60% of the costs would be borne by the Purchaser and 40% of the costs would be borne by the Vendor.

2.6Payment of Cash Amount.

(1)If the Closing Date Working Capital is equal to the Target Working Capital, no adjustment shall be made to the Base Cash Amount and the Purchaser shall pay the Vendor the Base Cash Amount (in one installment) on or before the Payment Deadline.

(2)If the Closing Date Working Capital exceeds the Target Working Capital, then the Purchaser shall pay to the Vendor the Base Cash Amount plus such surplus amount (in one installment) on or before the Payment Deadline.

(3)If the Target Working Capital exceeds the Closing Date Working Capital, then the Purchaser shall deduct such deficient amount from the Base Cash Amount otherwise payable to the Vendor, and shall pay to the Vendor the remainder of the Base Cash Amount (in one installment) on or before the Payment Deadline.

(4)If the Purchaser does not pay the Cash Amount on or before the Payment Deadline (a “Cash Amount Payment Failure”), the Purchaser will, in lieu of paying the Cash Amount in accordance with this Article 2, cause the Corporation to grant to the Vendor a one percent (1.0%) net smelter returns royalty in respect of the NSR Property (the “NSR”). The NSR shall comprise an interest in, run with, bind and touch the NSR Property. The Purchaser hereby irrevocably and unconditionally agrees, within five Business Days of the Payment Deadline, in the event of a Cash Amount Payment Failure, to cause the Corporation to enter into a definitive agreement in respect of the NSR, which definitive agreement will include, but not be limited to, the terms contained in Exhibit C hereto and to make all filings and recordings, execute and deliver all instruments and undertake all actions and steps as may be reasonably required by the Vendor to effect the implementation of the NSR as soon as possible after the Payment Deadline. If the Vendor and the Corporation are unable to enter into a definitive agreement with respect to the NSR within five Business Days of the Payment Deadline, in the event of a Cash Amount Payment Failure, Exhibit

C shall govern the NSR until such time as it is superseded by a definitive written agreement in respect of the NSR.

2.7Allocation of Purchase Price.

(1)The Purchaser and the Vendor agree that the Purchase Price shall be allocated among the Shares in a manner agreed to in writing between the Vendor and the Purchaser, each acting reasonably, within thirty (30) days after the Closing Date. The Purchaser and the Vendor shall report an allocation of the Purchase Price among the Shares in a manner entirely consistent with the agreed upon allocation and shall not take any position inconsistent therewith in the filing of any Tax Returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to any Tax Returns.

(2)If there is any adjustment to the Purchase Price pursuant to this Article 2, the adjustment will be deemed to adjust the allocation made to the relevant item to which the adjustment relates, as agreed to in writing by the Vendor and the Purchaser, each acting reasonably.

2.8IVA Receivables. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall pay, or cause the Corporation to pay, to the Vendor, the amount of any IVA Receivables paid to the Purchaser or the Corporation after Closing within five Business Days of the date that such receivables are collected by the Purchaser or the Corporation. The Purchaser shall, and shall cause the Corporation to, take any action as the Vendor may reasonably request to ensure the timely collection of the IVA Receivables.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of the Vendor. Except to the extent that such representations and warranties are qualified by the Vendor Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), the Vendor hereby represents and warrants to and in favour of the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement:

(1)Approval. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Vendor.

(2)Vendor Organization. The Vendor is a corporation duly incorporated or an entity duly created and validly existing under all Applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. No act or proceeding has been taken or authorized by or against the Vendor by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Vendor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor and, to the knowledge of the Vendor, no such proceedings have been Threatened by any other Person.

(3)Vendor Authority Relative to this Agreement. The Vendor has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Vendor and the performance by the Vendor of its obligations under this Agreement have been duly authorized by the board of directors of the Vendor and no other corporate proceedings on its part are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws relating to or affecting rights of creditors generally and subject to the qualification that equitable remedies, including specific performance, are discretionary. The Vendor is not an insolvent person within the meaning of Applicable Law and will not become an insolvent person as a result of the Closing. There is no Order outstanding against or affecting the Vendor which, in any such case, affects adversely or might affect adversely the ability of the Vendor to enter into this Agreement or to perform its obligations hereunder.

(4)Ownership of Shares. The Vendor is the registered and beneficial holder of the Shares with good and marketable title thereto, free and clear of all Liens except Permitted Liens. No Person other than the Purchaser has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from the Vendor of any of the Shares. There are no restrictions of any kind on the transfer of the Shares except those set out in the constating documents of the Corporation. The Shares have been validly issued in compliance with Applicable Law and are fully paid and non-assessable.

(5)Corporation Organization. The Corporation is a corporation duly incorporated or an entity duly created and validly existing under all Applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. No act or proceeding has been taken or authorized by or against the Corporation by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Corporation and, to the knowledge of the Vendor, no such proceedings have been Threatened by any other Person. The Corporation:

(a)

has all Licences necessary to conduct its business substantially as now conducted, except where the failure to hold such Licence would not individually or in the aggregate have a Corporation Material Adverse Effect; and

(b)

is duly registered or otherwise authorized and qualified to do business and is in good standing in each jurisdiction in which the character of its properties, owned, leased, licenced or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Corporation Material Adverse Effect.

(6)Capitalization. The authorized share capital of the Corporation consists of 500 Serie A shares and an unlimited number of Serie B shares. As of the date hereof, there are issued and outstanding 500 Serie A shares and 2,015,048 Serie B shares. There are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Corporation of any securities of the Corporation, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Corporation. All outstanding Corporation Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All Corporation Shares have been issued in compliance with all Applicable Laws. Other than the Corporation Shares, there are no securities of the Corporation outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the Corporation Shares on any matter. There are no outstanding contractual or other obligations of the Corporation to repurchase, redeem or otherwise acquire any of the Corporation Shares or with respect to the voting or disposition of any of the Corporation Shares. There are no outstanding bonds, debentures or other evidences of indebtedness of the Corporation having the right to vote with the holders of the Corporation Shares on any matter.

(7)No Subsidiaries. The Corporation has no subsidiaries and the Corporation does not have, directly or indirectly, an equity interest in any other Person.

(8)Financial Statements. The Corporation’s unaudited financial statements as at and for the fiscal year ended December 31, 2018 and unaudited financial statements as at and for the three and nine months ended September 30, 2019 (collectively, the “Corporation Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements, and except that the Corporation Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in nature or amount) and fairly present in all material respects the consolidated financial position, results of operations and changes in equity of the Corporation as of the dates thereof and for the periods indicated therein and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of the Corporation on a consolidated basis.

There has been no material change in the Corporation’s accounting policies since December 31, 2018.

(9)Books and Records. The Books and Records of the Corporation in all material respects:

(a)

have been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years;

(b)	in each case are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Corporation; and
(c)	accurately and fairly reflect the basis for the Corporation Financial Statements.

(10)Minute Books. The minute books of the Corporation, which have been provided to the Purchaser prior to the date hereof, are true and correct in all material respects, and contain the minutes of all meetings of the board of directors, committees of the board of directors and shareholders and all resolutions passed by the board of directors, committees of the board of directors and the shareholders.

(11)No Undisclosed Liabilities. The Corporation has no outstanding indebtedness or liabilities and is not a party to or bound by any surety-ship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically identified in the Corporation Financial Statements or incurred in the Ordinary Course of Business of the Corporation since September 30, 2019.

(12)No Material Change. Since September 30, 2019, there has been no material change in respect of the Corporation and there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any Corporation Shares.

(13)Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor and the completion (with any required regulatory approvals, any required consents and the giving of any required notices) of the transactions contemplated by this Agreement by the Vendor do not and will not result in or constitute any of the following:

(a)

a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the constating documents of the Vendor or the Corporation or of any Contract or Licence of the Vendor or the Corporation;

(b)

an event which, pursuant to the terms of any Contract or Licence of the Corporation, would cause any right or interest of the Corporation to come to an end or be amended in any way that is detrimental to the Business or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien on any property or asset of the Corporation; or
(d)	the violation of any Applicable Law.

(14)Legal Proceedings. Other than as provided in the Vendor Disclosure Letter, there are no Legal Proceedings pending or, to the knowledge of the Vendor, Threatened affecting the Corporation or affecting its property or assets at law or in equity before or by any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group or any Governmental Authority, including matters arising under Environmental Laws. Neither the Corporation nor its assets or properties is subject to any outstanding Order.

(15)Taxes. The Corporation has prepared and filed when due with each relevant Governmental Authority all Tax Returns required to be filed by or on behalf of the Corporation in respect of any Taxes. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. The Corporation has paid in full and when due all Taxes required to be paid by it, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments. No Governmental Authority has asserted that the Corporation is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so. The Corporation has complied with all applicable transfer pricing rules in all applicable jurisdictions and has maintained adequate contemporaneous documentation.

(16)Interest in Properties and Mineral Rights.

(a)

The Corporation is the sole legal and beneficial owner of all right, title and interest in and to its material real property including all real property relating to the San Francisco Mine (collectively, the “Corporation Properties”) and the Corporation’s material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under Contract, by operation of Applicable Law or otherwise) (collectively, the “Corporation Mineral Rights”), in each case free and clear of any Liens (other than Permitted Liens). All Books and Records relating to the Corporation Properties and the Corporation Mineral Rights have been provided by the Corporation to the Purchaser, and the Corporation does not have any interest in any other material real property or any material mineral interests and rights.

(b)	All of the Corporation Mineral Rights have been properly located and recorded in compliance with Applicable Law and are comprised of valid and subsisting mining concessions.
(c)

The Corporation Properties and the Corporation Mineral Rights are in good standing under Applicable Law and, to the knowledge of the Vendor, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(d)	There is no material adverse claim against or challenge to the title to or ownership of the Corporation Properties or any of the Corporation Mineral Rights.
(e)

Except as set out in the Vendor Disclosure Letter, no Person other than the Corporation has any interest in the Corporation Properties or any of the Corporation Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(f)

There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Corporation’s interest in the Corporation Properties or any of the Corporation Mineral Rights.

(g)	There are no material restrictions on the ability of the Corporation to use, transfer or exploit the Corporation Properties or any of the Corporation Mineral Rights, except pursuant to Applicable Law.
(h)

The Corporation has not received any notice, whether written or oral, from any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group or any Governmental Authority of any revocation or intention to revoke any interest of the Corporation in any of the Corporation Properties or any of the Corporation Mineral Rights.

(i)

The Corporation has all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners, any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group or Governmental Authorities permitting the use of land by the Corporation, and mineral interests that are required to undertake activities as presently contemplated on the Corporation Properties.

(j)	The Corporation has not entered into any Contracts with any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group.

(17)Contracts. The Vendor Disclosure Letter contains a list of all Corporation Material Contracts. All Corporation Material Contracts to which the Corporation is a party are in full force and effect, and the Corporation is entitled to all rights and benefits thereunder in accordance with the terms thereof. The Corporation has made available to the Purchaser for inspection true and complete copies of all Corporation Material Contracts, and all such Corporation Material Contracts have been provided to the Purchaser pursuant to its due diligence requests. All of the Corporation Material Contracts are valid and binding obligations of the Corporation enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. The Corporation has complied in all material respects with all terms of such Corporation Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of the Corporation or, to the knowledge of the Vendor, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the Corporation Material Contracts. As at the date hereof, the Corporation has not received written notice that any party to a Corporation Material Contract intends to cancel, terminate or otherwise modify or not renew such Corporation Material Contract, and to the knowledge of the Vendor, no such action has been threatened. The Corporation is not a party to any Corporation Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of the Corporation.

(18)Employment Matters.

(a)	The Corporation has not employed or directly retained any individual without a written employment contract. The Corporation does not have any employees.
(b)

The Corporation, and, to the knowledge of the Vendor, all subcontractors that provide employee outsourcing services to the Corporation, are in compliance in all material respects with: (i) all Applicable Laws relating to employment and employment practices; and (ii) any other applicable labour and social security Laws. The Corporation, and, to the knowledge of the Vendor, all subcontractors that provide employee outsourcing services to the Corporation, have no material liability in respect of past non-compliance with Applicable Laws relating to employment and employment practices and post-retirement medical, dental or life insurance benefits for employees of the Corporation (other than coverage mandated by Applicable Laws).

(c)

All subcontractors who provide services to the Corporation provide services in accordance with their respective service agreements executed with the Corporation. The Vendor Disclosure Letter contains a list of all employee outsourcing agreements.

(d)

Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any employee or consultant of the Corporation becoming entitled to, or any increase in, any material payment or benefit (including severance pay) or accelerate the timing of payment or vesting of any material compensation or benefits, in either case under any employee benefit plan of the Corporation in respect of the employees of the Corporation.

(19)Collective Agreements. Other than as provided in the Vendor Disclosure Letter, the Corporation has not made any Contracts with any labour union or employee association with respect to any collective agreement. There are currently no work stoppages or strikes (legal or otherwise) pending with respect to the Corporation or, to the knowledge of the Vendor, threatened.

(20)Insurance. The Vendor Disclosure Letter sets out true, accurate and complete particulars of all insurance policies of the Corporation in force, specifying in each case, the name of the insurer, the relevant risks insured against, the amount of the coverage, the amount of the deductible, the policy number and any pending claims. The Corporation (i) is not in material default with respect to any of the provisions contained in any such insurance policy; or (ii) has not failed to give notice or present any claim under any insurance policy in a due and timely manner. There are no claims by the Corporation under any of the insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights.

(21)Environmental Matters.

(a)	The Vendor Disclosure Letter lists all of the material Licences of the Corporation issued under or in connection with Environmental Laws.
(b)	Currently and during the past five years, the Corporation:

(i)	is and was in compliance in all material respects with all applicable Environmental Laws;
(ii)	has duly obtained all Licences necessary to conduct the Business in compliance in all material respects with all Environmental Laws;
(iii)	has not received notice that the Corporation is in material default or breach of any such Licence; and
(iv)

has not received any written order, notice or other communication from any Governmental Authority of material non-compliance with any Environmental Law which would give rise to an undischarged liability.

(c)	Other than as provided in the Vendor Disclosure Letter:
(i)	there are no pending or, to the knowledge of the Vendor, threatened Legal Proceedings relating to the Corporation arising under or in respect of any Environmental Law;
(ii)

to the knowledge of the Vendor, there are no investigations or reviews out of the ordinary course being conducted by any Governmental Authority on the assets and properties currently owned, leased or used by the Corporation under Environmental Laws;

(iii)

to the knowledge of the Vendor, there is no remedial or corrective action necessary to ensure that the conduct of the Business or the ownership, possession, control or management of the assets and properties of the Corporation is in material compliance with Environmental Laws and that could reasonably result in material Liability; and

(iv)

the assets and properties currently owned, leased or used by the Corporation have not been used to generate, manufacture, treat, transport, store, dispose of, transfer, produce or process any Hazardous Substances, except in compliance with all Environmental Laws.

(22)Licences. The Corporation has obtained and is in compliance with all Licences required by Applicable Laws that are necessary to conduct its current business as it is now being conducted, except where the failure to hold or comply with such Licences would not, individually or in the aggregate, have a Corporation Material Adverse Effect.

(23)Exploration Information. The Vendor has provided the Purchaser with access to full and complete copies of all material exploration information and data relating to the Corporation Properties and the Corporation Mineral Rights which is owned by, or within the possession or control of, the Vendor, the Corporation or any of their Affiliates, including, without limitation, all material geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all technical reports, feasibility studies and other similar reports and studies concerning the Corporation Properties and the Corporation Mineral Rights.

(24)Regulatory.

(a)

The Corporation has operated and is currently operating in material compliance with all Applicable Laws, including all applicable rules, regulations, guidelines and policies of any Regulatory Authorities; and

(b)

The Corporation has operated and is currently operating its Business in compliance with all Licences of the Regulatory Authorities in all material respects and has made all requisite material declarations and filings with the Regulatory Authorities. The Corporation has not received any written notices or other correspondence from the Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material Licence relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Corporation to operate its Business.

(25)Compliance with Laws. The Corporation has complied with and is not in violation of any Applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Corporation Material Adverse Effect.

(26)Corrupt Practices Legislation. To the knowledge of the Vendor, neither the Corporation nor its Affiliates, nor any of their respective officers, directors or employees acting on behalf of the Corporation or any its Affiliates has taken, committed to take or been alleged to have taken any action which would cause the Corporation or any of its Affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any Applicable Law of similar effect of Mexico or any other jurisdiction, and to the knowledge of the Vendor no such action has been taken by any of the agents, representatives or other Persons acting on behalf of the Corporation or any of its Affiliates.

(27)Finders’ Fee. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Vendor or the Corporation who is entitled to any fee or commission in connection with the consummation of the transactions contemplated by this Agreement.

3.2Representations and Warranties of the Purchaser. Except to the extent that such representations and warranties are qualified by the Purchaser Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), the Purchaser hereby represents and warrants to and in favour of the Vendor as follows, and acknowledges that the Vendor is relying upon such representations and warranties in connection with the entering into of this Agreement:

(1)Approval. The execution and delivery of this Agreement and all other agreements and instruments to be executed by it as contemplated herein and the completion of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. The board of directors of the Purchaser has authorized the issuance of the Consideration Shares and, upon the issuance of the Consideration Shares in accordance with the terms hereof the Consideration Shares will be validly issued as fully-paid and non-assessable Purchaser Shares.

(2)Authority Relative to this Agreement. The Purchaser has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly authorized by the board of directors of the Purchaser and no other corporate proceedings on its part are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Applicable Laws relating to or affecting rights of creditors generally and subject to the qualification that equitable remedies, including specific performance, are discretionary. The Purchaser is not an insolvent person within the meaning of Applicable Law and will not become an insolvent person as a result of the Closing. There is no Order outstanding against or affecting the Purchaser which, in any such case, affects adversely or might affect adversely the ability of the Purchaser to enter into this Agreement or to perform its obligations hereunder.

(3)Organization. The Purchaser and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all Applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. No act or proceeding has been taken or authorized by or against the Purchaser or any of its subsidiaries by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Purchaser or any of its subsidiaries or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Purchaser or any of its subsidiaries and no such proceedings have been Threatened by any other Person. The Purchaser and each of its subsidiaries:

(a)

has all Licences necessary to conduct its business substantially as now conducted as disclosed in the Purchaser Public Disclosure Record, except where the failure to hold such Licences would not individually or in the aggregate have a Purchaser Material Adverse Effect; and

(b)

is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licenced or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Purchaser Material Adverse Effect.

(4)Capitalization. The authorized share capital of the Purchaser consists of an unlimited number of Purchaser Shares. As of the close of business on March 05, 2020, there are issued and outstanding 39,204,791 Purchaser Shares. As of the close of business on March 05, 2020, an aggregate of up to 200,000 Purchaser Shares are issuable upon the exercise of 200,000 Purchaser Options, and there are no other options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Purchaser of any securities of the Purchaser (including Purchaser Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Purchaser (including Purchaser Shares) or of any subsidiary of the Purchaser. Other than the Purchaser Shares and the Purchaser Options, there are no other securities of the Purchaser outstanding. All outstanding Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Purchaser Shares issuable upon the exercise of Purchaser Options in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of the Purchaser (including the Purchaser Shares) have been issued in compliance with all Applicable Laws. Other than the Purchaser Shares and the Purchaser Options, there are no securities of the Purchaser or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with holders of Purchaser Shares on any matter. There are no outstanding contractual or other obligations of the Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities. There are no outstanding bonds, debentures or other evidences of indebtedness of the Purchaser or any of its subsidiaries having the right to vote with the holders of the outstanding Purchaser Shares on any matter.

(5)Consideration Shares. Upon their issuance in accordance with this Agreement, the Consideration Shares will not have attached thereto any legend setting out resale restrictions under applicable Securities Laws.

(6)Reporting Issuer Status and Securities Law Matters. The Purchaser is a “reporting issuer” and not on the list of reporting issuers in default under applicable Securities Laws in British Columbia, Alberta and Ontario. No delisting, suspension of trading in or cease trading order with respect to any securities of the Purchaser and, to the knowledge of the Purchaser, no inquiry or investigation (formal or informal) of any Securities Authorities, is in effect or ongoing or, to the knowledge of the Purchaser, expected to be implemented or undertaken.

(7)Ownership of Subsidiaries. The Purchaser Disclosure Letter includes complete and accurate lists of all subsidiaries owned, directly or indirectly, by the Purchaser, each of which is wholly-owned other than as disclosed in the Purchaser Disclosure Letter. All of the issued and outstanding shares and other ownership interests in the subsidiaries of the Purchaser are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by the Purchaser are legally and beneficially owned free and clear of all Liens (other than Permitted Liens), and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares or other ownership interests in or to the material assets or properties of any of the subsidiaries of the Purchaser. There are no Contracts, commitments, agreements, understandings, arrangements or restrictions which require any subsidiaries of the Purchaser to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests.

(8)Public Filings. The Purchaser has filed all documents required to be filed by it in accordance with applicable Securities Laws. The Purchaser has filed all necessary documents and information required to be filed with the Securities Authorities and the TSX-V. All such documents and information comprising the Purchaser Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto):

(a)

did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and

(b)

complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Purchaser Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the TSX-V. The Purchaser has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential.

(9)Purchaser Financial Statements. The Purchaser's audited financial statements as at and for the fiscal year ended March 31, 2019 and from incorporation (January 9, 2018) to March 31, 2018 and unaudited financial statements as at and for the three and six months ended September 30, 2019 and 2018 (including the notes thereto) (collectively, the “Purchaser Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of the Purchaser’s independent auditors) and fairly present in all material respects the consolidated financial position, results of operations and changes in equity of the Purchaser and its subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of the Purchaser and its subsidiaries on a consolidated basis. There has been no material change in the Purchaser's accounting policies, except as described in the notes to the Purchaser Financial Statements, since March 31, 2019.

(10)Internal Controls and Financial Reporting. The Purchaser has designed and implemented disclosure controls and procedures to provide reasonable assurance that material information relating to the Purchaser, including its consolidated subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Purchaser by others within those entities, as appropriate to allow timely decisions regarding required disclosure, particularly during the periods in which filings are being prepared. The Purchaser has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date hereof, to the Purchaser’s auditors and the audit committee of the board of directors of the Purchaser:

(a)

any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Purchaser’s ability to record, process, summarize and report financial information and has identified for the Purchaser’s auditors and the board of directors of the Purchaser any material weaknesses in internal control over financial reporting; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Purchaser’s internal control over financial reporting.

To the knowledge of the Purchaser, as at September 30, 2019, there were no material weaknesses or significant deficiencies in such internal controls and as of the date hereof, nothing has come to the attention of the Purchaser that has caused the Purchaser to believe that there are any material weaknesses or significant deficiencies in such internal controls.

(11)Books and Records. The Books and Records of the Purchaser and its subsidiaries, in all material respects:

(a)

have been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years;

(b)	in each case are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the Purchaser and its subsidiaries;
(c)	accurately and fairly reflect the basis for the Purchaser Financial Statements.

(12)Minute Books. The minute books of each of the Purchaser and its subsidiaries, which have been provided to the Vendor prior to the date hereof, are true and correct in all respects, and contain the minutes of all meetings of the boards of directors, committees of the boards of directors and shareholders and all resolutions passed by the boards of directors, committees of the boards of directors and the shareholders.

(13)No Undisclosed Liabilities. The Purchaser and its subsidiaries have no outstanding indebtedness or liabilities and none is a party to or bound by any surety-ship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically identified in the Purchaser Financial Statements or incurred in the Ordinary Course of Business of the Purchaser and its subsidiaries since September 30, 2019.

(14)No Material Change. Since September 30, 2019, there has been no material change in respect of the Purchaser and its subsidiaries taken as a whole which has not been disclosed in the Purchaser Public Disclosure Record, and the debt, business and material property of the Purchaser and its subsidiaries conform in all material respects to the description thereof contained in the Purchaser Public Disclosure Record, and there has been no dividend or distribution of any kind declared, paid or made by the Purchaser on any Purchaser Shares.

(15)Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Purchaser and the completion (with any required regulatory approvals, any required consents and the giving of any required notices) of the transactions contemplated by this Agreement by the Purchaser do not and will not result in or constitute any of the following:

(a)

a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the constating documents of the Purchaser or of any Contract or Licence of the Purchaser;

(b)

an event which, pursuant to the terms of any Contract or Licence of the Purchaser, would cause any right or interest of the Purchaser to come to an end or be amended in any way that is detrimental to the business of the Purchaser or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien on any property or asset of the Purchaser or any of its subsidiaries; or
(d)	the violation of any Applicable Law.

(16)Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, Threatened affecting the Purchaser or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group or any Governmental Authority, including matters arising under Environmental Laws. Neither the Purchaser nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding Order.

(17)Taxes. The Purchaser and each of its subsidiaries has prepared and filed when due with each relevant Governmental Authority all Tax Returns required to be filed by or on behalf of the Purchaser and each of its subsidiaries in respect of any Taxes. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. The Purchaser and each of its subsidiaries has paid in full and when due all Taxes required to be paid by it, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments. No Governmental Authority has asserted that the Purchaser or any of its subsidiaries is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so. The Purchaser and each of its subsidiaries has complied with all applicable transfer pricing rules in all applicable jurisdictions and has maintained adequate contemporaneous documentation.

(18)Interest in Properties and Mineral Rights.

(a)

Other than as disclosed in the Purchaser Disclosure Letter, the Purchaser or one of its subsidiaries is the sole legal and beneficial owner of all right, title and interest in and to the Purchaser’s and its subsidiaries’ material real property, including all real property relating to the Mercedes Property (collectively, the “Purchaser Properties”) and all of the Purchaser’s and its subsidiaries’ material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Applicable Law or otherwise) (collectively, the “Purchaser Mineral Rights”), in each case free and clear of any Liens (other than Permitted Liens). All of the Purchaser Properties and the Purchaser Mineral Rights are set out in the Purchaser Public Disclosure Record, and neither the Purchaser nor its subsidiaries owns or has any interest in any other material real property or any material mineral interests and rights.

(b)	All of the Purchaser Mineral Rights have been properly located and recorded in compliance with Applicable Law and are comprised of valid and subsisting mineral claims.
(c)

The Purchaser Properties and the Purchaser Mineral Rights are in good standing under Applicable Law and, to the knowledge of the Purchaser, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(d)	There is no material adverse claim against or challenge to the title to or ownership of the Purchaser Properties or any of the Purchaser Mineral Rights.
(e)

Other than as disclosed in the Purchaser Disclosure Letter, no Person other than the Purchaser or its subsidiaries has any interest in the Purchaser Properties or any of the Purchaser Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(f)

There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Purchaser’s or its subsidiary’s interest in the Purchaser Properties or any of the Purchaser Mineral Rights.

(g)

There are no material restrictions on the ability of the Purchaser and its subsidiaries to use, transfer or exploit the Purchaser Properties or any of the Purchaser Mineral Rights, except pursuant to Applicable Law.

(h)

Neither the Purchaser nor any of its subsidiaries has received any notice, whether written or oral, from any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group or any Governmental Authority of any revocation or intention to revoke any interest of the Purchaser or any of its subsidiaries in any of the Purchaser Properties or any of the Purchaser Mineral Rights.

(i)

The Purchaser and/or its subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners, any non-governmental organization, community, community group, ejido, aboriginal peoples or aboriginal group or Governmental Authorities permitting the use of land by the Purchaser and/or its subsidiaries, and mineral interests that are required to undertake activities as presently contemplated on the Purchaser Properties.

(j)

Neither the Purchaser nor any of its subsidiaries has entered into any Contracts, whether oral or written, with any non-governmental organization, community, community group, aboriginal peoples or aboriginal group.

(19)Contracts. All Contracts material to the Purchaser and its subsidiaries, taken as a whole (the “Purchaser Material Contracts”), are in full force and effect, and the Purchaser or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. The Purchaser has made available to the Vendor for inspection true and complete copies of all Purchaser Material Contracts. The Purchaser Disclosure Letter contains a list of all Purchaser Material Contracts. All of the Purchaser Material Contracts are valid and binding obligations of the Purchaser or its subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. The Purchaser and its subsidiaries have complied in all material respects with all terms of such Purchaser Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of the Purchaser, any of its subsidiaries or, to the knowledge of the Purchaser, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the Purchaser Material Contracts. As at the date hereof, neither the Purchaser nor any of its subsidiaries has received written notice that any party to a Purchaser Material Contract intends to cancel, terminate or otherwise modify or not renew such Purchaser Material Contract, and to the knowledge of the Purchaser, no such action has been threatened. Neither the Purchaser nor any of its subsidiaries is a party to any Purchaser Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of the Purchaser or any of its subsidiaries.

(20)Licences. The Purchaser and each of its subsidiaries has obtained and is in compliance with all Licences required by Applicable Laws that are necessary to conduct its current business as it is now being conducted (which, for greater certainty, includes the exploration for mineral deposits), except where the failure to hold or comply with such Licences would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(21)Technical Report. As at the date thereof, the Mercedes Technical Report accurately and completely sets forth all material facts relating to the Mercedes Property. Since the effective date of the Mercedes Technical Report there has been no material change that would disaffirm or change any aspect of the Mercedes Technical Report in any material respect, except as disclosed in any document forming part of the Purchaser Public Disclosure Record. The Mercedes Technical Report complied in all material respects with the requirements of NI 43-101 at the time of filing thereof and presented the quantity of mineral resources and reserves attributable to the Mercedes Property evaluated therein as at the date stated therein based upon information available at the effective date of the Mercedes Technical Report.

(22)Exploration Information. The Purchaser has provided the Vendor with access to full and complete copies of all material exploration information and data relating to the Purchaser Properties and the Purchaser Mineral Rights which is owned by, or within the possession or control of, the Purchaser and its subsidiaries, including, without limitation, all material geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all technical reports, feasibility studies and other similar reports and studies concerning the Purchaser Properties and the Purchaser Mineral Rights, and all such exploration data is included in the Purchaser Public Disclosure record to the extent required by NI 43-101.

(23)Regulatory.

(a)

The Purchaser and its subsidiaries have operated and are currently operating in material compliance with all Applicable Laws, including all applicable rules, regulations, guidelines and policies of any Regulatory Authorities; and

(b)

The Purchaser and its subsidiaries have operated and are currently operating their respective businesses in compliance with the Licences of the Regulatory Authorities in all material respects and have made all requisite material declarations and filings with the Regulatory Authorities. The Purchaser and its subsidiaries have not received any written notices or other correspondence from the Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material Licence relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Purchaser or its subsidiaries to operate their respective businesses.

(24)Compliance with Laws. The Purchaser and its subsidiaries have complied with and are not in violation of any Applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(25)Absence of Cease Trade Orders. No order ceasing or suspending trading in the Purchaser Shares (or any of them) or any other securities of the Purchaser is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of the Purchaser, are pending, contemplated or threatened.

(26)Registration Rights. No holder of Purchaser Shares has any right to compel the Purchaser to register or otherwise qualify the Purchaser Shares (or any of them) for public sale or distribution.

(27)Corrupt Practices Legislation. To the knowledge of the Purchaser, neither the Purchaser nor its subsidiaries and Affiliates, nor any of their respective officers, directors or employees acting on behalf of the Purchaser or any of its subsidiaries or Affiliates has taken, committed to take or been alleged to have taken any action which would cause the Purchaser or any of its subsidiaries or Affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any Applicable Law of similar effect of

Mexico or any other jurisdiction, and to the knowledge of the Purchaser no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Purchaser or any of its subsidiaries or Affiliates.

(28)Environmental Matters.

(a)	Currently and during the past five years, the Purchaser and each of its subsidiaries:
(i)	is and was in compliance in all material respects with all applicable Environmental Laws;
(ii)	has duly obtained all Licences necessary to conduct its business in compliance in all material respects with all Environmental Laws;
(iii)	has not received notice that it is in material default or breach of any such Licence; and
(iv)

has not received any written order, notice or other communication from any Governmental Authority of material non-compliance with any Environmental Law which would give rise to an undischarged liability.

(b)	Other than as provided in the Purchaser Disclosure Letter:
(i)	there are no pending or, to the knowledge of the Purchaser, threatened Legal Proceedings relating to the Purchaser or any of its subsidiaries arising under or in respect of any Environmental Law;
(ii)

to the knowledge of the Purchaser, there are no investigations or reviews out of the ordinary course being conducted by any Governmental Authority on the assets and properties currently owned, leased or used by the Purchaser or any of its subsidiaries under Environmental Laws;

(iii)

to the knowledge of the Purchaser, there is no remedial or corrective action necessary to ensure that the conduct of the business of the Purchaser or any of its subsidiaries or the ownership, possession, control or management of the assets and properties of the Purchaser or any of its subsidiaries is in material compliance with Environmental Laws and that could reasonably result in material Liability; and

(iv)

the assets and properties currently owned, leased or used by the Purchaser and each of its subsidiaries have not been used to generate, manufacture, treat, transport, store, dispose of, transfer, produce or process any Hazardous Substances, except in compliance with all Environmental Laws.

Article 4
CLOSING ARRANGEMENTS

4.1Closing. The Closing shall take place at 11:00 a.m. (Toronto time) (the “Closing Time”) on the Closing Date at the offices of Blake, Cassels & Graydon, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendor and the Purchaser.

4.2Vendor’s Closing Deliveries. At the Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents or things:

(a)

an executed share transfer in respect of the Shares, together with such other deeds of assignment or transfer as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement, duly executed by the Vendor;

(b)	the certificates representing the Shares duly endorsed in favour of the Purchaser;
(c)	signed resignations of each director and officer of the Corporation effective on and from Closing;
(d)

a duly executed resolution of the shareholders of the Corporation approving the transfer of the Shares and directing the registration of the transfer of the Shares in the name of the Purchaser in the Corporation’s share register on and with effect from Closing;

(e)

the original minute books and share register of the Corporation and any other original statutory books and records of the Corporation in the Vendor’s possession (with the share register updated to reflect the Purchaser as the registered holder of the Shares);

(f)

a bring-down certificate of a senior officer of the Vendor dated as of the Closing Date certifying that (i) the representations and warranties of the Vendor in Section 3.1 are true and correct in all material respects at the Closing (other than those that are qualified as to materiality, which shall be true and correct in all respects at the Closing after giving effect to such qualification) with the same force and effect as if such representations and warranties were made on and as of such date (other than those that speak only as of a specific date, which shall be true and correct as of that date); and (ii) the Vendor has performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time;

(g)

certified copies of (i) the constating documents and by-laws of the Vendor; (ii) the resolutions of the board of directors of the Vendor approving the execution, delivery and performance of this Agreement; and (iii) a list of the directors and officers of the Vendor authorized to sign this Agreement or other agreements and documents referred to in this Agreement to which the Vendor is a party, together with their specimen signatures;

(h)	a certificate of status with respect to each of the Vendor and the Corporation issued by appropriate government officials of its jurisdiction of incorporation, continuance or creation;

(i)	evidence in form satisfactory to the Purchaser, acting reasonably, that the consents of each of the third parties set forth in Schedule 4.2(i) have been obtained;
(j)	the Books and Records of the Corporation in the Vendor’s possession;
(k)	a counterpart to the Lock-Up Agreement, duly executed by the Vendor;
(l)	a counterpart to the Resale Agreement, duly executed by the Vendor; and
(m)

all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Purchaser (and advised to the Vendor not less than 10 Business Days prior to the Closing Date and which are within the power of the Vendor to provide) to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Purchaser, acting reasonably.

4.3Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendor the following documents or things:

(a)

a bring-down certificate of a senior officer of the Purchaser dated as of the Closing Date certifying that (i) the representations and warranties of the Purchaser in Section 3.2 are true and correct in all material respects at the Closing (other than those that are qualified as to materiality, which shall be true and correct in all respects at the Closing after giving effect to such qualification) with the same force and effect as if such representations and warranties were made on and as of such date (other than those that speak only as of a specific date, which shall be true and correct as of that date); and (ii) the Purchaser has performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time;

(b)

certified copies of (i) the constating documents and by-laws of the Purchaser; (ii) the resolutions of the board of directors of the Purchaser approving the execution, delivery and performance of this Agreement; and (iii) a list of the directors and officers of the Purchaser authorized to sign this Agreement or other agreements and documents referred to in this Agreement to which the Purchaser is a party, together with their specimen signatures;

(c)

a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government officials of its jurisdiction of incorporation, continuance or creation;

(d)	certificates or other evidences representing the Consideration Shares registered as directed by the Vendor;
(e)	evidence in form satisfactory to the Vendor, acting reasonably, that the regulatory approvals listed in Schedule 4.3(e) have been obtained;
(f)	a counterpart to the Lock-Up Agreement, duly executed by the Purchaser;
(g)	a counterpart to the Resale Agreement, duly executed by the Purchaser; and

(h)

all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor (and advised to the Purchaser not less than 10 Business Days prior to the Closing Date and which are within the power of the Purchaser to provide) to complete the transactions provided for in this Agreement, all of which shall be in form and substance satisfactory to the Vendor, acting reasonably.

4.4Waiver. The Purchaser may, in its sole discretion, waive any or all of the actions or deliverables that the Vendor is required to perform or deliver under Section 4.2. The Vendor may, in its sole discretion, waive any or all of the actions that the Purchaser is required to perform or deliver under Section 4.3.

Article 5
CONDITIONS OF CLOSING

5.1Purchaser’s Conditions. The Purchaser shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions precedent listed below in this Section 5.1 has been satisfied or waived by the Purchaser having given written notice of such waiver to the Vendor, it being understood that the said conditions are included for the exclusive benefit of the Purchaser. The Vendor shall take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the conditions precedent listed below in this Section 5.1 are fulfilled as soon as reasonably practicable after the date of this Agreement and in any event at or before the Closing Time.

(1)Representations and Warranties. The representations and warranties of the Vendor in Section 3.1 shall be true and correct in all material respects at the Closing (other than those that are qualified as to materiality, which shall be true and correct in all respects at the Closing after giving effect to such qualification) with the same force and effect as if such representations and warranties were made on and as of such date (other than those that speak only as of a specific date, which shall be true and correct as of that date).

(2)Vendor’s Compliance and Deliverables. The Vendor shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all of the documents contemplated in Section 4.2 and elsewhere in this Agreement.

(3)No Corporation Material Adverse Effect. During the Interim Period, there shall have been no Corporation Material Adverse Effect.

(4)No Legal Proceedings. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made or any Legal Proceedings commenced or Threatened against any Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining, temporarily or permanently, the completion of the transactions contemplated by this Agreement.

(5)No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which has the effect of (i) making any of the transactions contemplated by this Agreement illegal or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the transactions contemplated by this Agreement.

5.2Condition Not Fulfilled. If any condition in Section 5.1 has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)	terminate this Agreement by notice to the Vendor, as provided in Section 8.1(b); or
(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non‑fulfilment of any other condition.

5.3Vendor’s Conditions. The Vendor shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions precedent listed below in this Section 5.3 has been satisfied or waived by the Vendor having given written notice of such waiver to the Purchaser, it being understood that the said conditions are included for the exclusive benefit of the Vendor. The Purchaser shall take all such actions, steps and proceedings as are reasonably within the Purchaser’s control as may be necessary to ensure that the conditions precedent listed below in this Section 5.3 are fulfilled as soon as reasonably practicable after the date of this Agreement and in any event at or before the Closing Time.

(1)Representations and Warranties. The representations and warranties of the Purchaser in Section 3.2 shall be true and correct in all material respects at the Closing (other than those that are qualified as to materiality, which shall be true and correct in all respects at the Closing after giving effect to such qualification) with the same force and effect as if such representations and warranties were made on and as of such date (other than those that speak only as of a specific date, which shall be true and correct as of that date).

(2)Compliance and Deliverables. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendor at the Closing all the documents contemplated in Section 4.3 and elsewhere in this Agreement.

(3)No Purchaser Material Adverse Effect. During the Interim Period, there shall have been no Purchaser Material Adverse Effect.

(4)No Legal Proceedings. During the Interim Period, there shall have been no Order (whether temporary, preliminary or permanent) made or any Legal Proceedings commenced or Threatened against any Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, prohibiting, preventing or restraining, temporarily or permanently, the completion of the transactions contemplated by this Agreement.

(5)No Law. During the Interim Period, no Governmental Authority shall have enacted, issued or promulgated any Law which has the effect of (i) making any of the transactions contemplated by this Agreement illegal or (ii) otherwise prohibiting, preventing or restraining the consummation of any of the transactions contemplated by this Agreement.

5.4Condition Not Fulfilled. If any condition in Section 5.3 has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Vendor to comply with its obligations under this Agreement, then the Vendor may, in its sole discretion, without limiting any rights or remedies available to the Vendor at law or in equity, either:

(a)	terminate this Agreement by notice to the Purchaser, as provided in Section 8.1(c); or
(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non‑fulfilment of any other condition.

Article 6
INDEMNIFICATION

6.1Survival. All provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement, other than the conditions in Article 5 hereof, shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement in accordance with the terms hereof or thereof.

6.2Indemnity by the Vendor. The Vendor shall indemnify the Purchaser’s Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)

any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)

any breach or any non‑fulfilment of any covenant or agreement on the part of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(c)

any Legal Proceeding, other than with respect to the PEAL Claim, once it has been finally determined, to which the Corporation is a party at any time on or prior to the Closing Date, or to which it becomes a party after the Closing Date arising from facts or circumstances that existed at any time on or prior to the Closing; and

(d)	Taxes relating to any Pre-Closing Tax Period, except to the extent such Taxes were taken into account in determining the Closing Date Working Capital

For greater certainty and without limiting the generality of the provisions of Sections 6.2(a) and 6.2(b), the indemnity provided for in Sections 6.2(c) and 6.2(d) shall extend to any Damages arising from any act, omission or state of facts that occurred or existed prior to the Closing Time. The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant. The Vendor shall not have any right of indemnification, contribution or subrogation against the Corporation, the Purchaser or any of their respective Affiliates with respect to any indemnification payment made by or on behalf of the Vendor under this Article 6.

6.3Indemnity by the Purchaser. The Purchaser shall indemnify the Vendor’s Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, in connection with or related in any manner whatsoever to:

(a)

any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

(b)

any breach or non‑fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(c)

the PEAL Claim, other than expenses incurred on or prior to the Closing Date and any Damages resulting from fraud or wilful misconduct (except any wilful misconduct on the part of the Corporation, the Vendor and/or any of its Affiliates

with respect to the failure to pay invoices, demobilization expenses and termination penalties under the Corporation’s mining services contract with Peal de Mexico, S.A. de C.V.) on the part of the Vendor, the Corporation or their Affiliates on or prior to the Closing Date.

6.4Claim Notice. If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 6, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall (if known as of the date of the Claim Notice) specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (if known as of the date of the Claim Notice and to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and
(b)	the amount of the potential Damages arising therefrom, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time to effectively contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 6 shall be reduced only to the extent that Damages are actually incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the Claim Notice on a timely basis. Nothing in this Section 6.4 shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Sections 6.5(1) and 6.5(2) in order to permit recovery pursuant to Section 6.2(a), 6.2(d) or 6.3(a) as the case may be.

6.5Time Limits for Delivery of Claim Notice for Breach of Representations and Warranties.

(1)Notice by the Purchaser. No Damages may be recovered from the Vendor pursuant to Sections 6.2(a) or 6.2(d) unless a Claim Notice is delivered by the Purchaser in accordance with the timing set out below:

(a)	with respect to the representations and warranties in Sections 3.1(1), (2), (3), (4), (5), (6) and (7) (collectively, the “Vendor Fundamental Representations”) at any time after Closing;
(b)

with respect to the representations and warranties in Section 3.1(15), or with respect to any Taxes relating to a Pre-Closing Tax Period, at any time before the date that is 60 days after the relevant Governmental Authorities are no longer entitled to assess or reassess the Taxes in question, having regard, without limitation, to:

(i)	any waiver given before the Closing Date in respect of such Taxes; and
(ii)	any entitlement of a Governmental Authority to assess or reassess in respect of such Taxes without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default; and
(c)	with respect to all other representations and warranties, on or before the date that is 18 months from Closing,

provided, however, that in the event of fraud relating to a representation and warranty of the Vendor in this Agreement, then notwithstanding the foregoing time limitations, the Purchaser’s Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless a Claim Notice has been given in accordance with the timing set out above, the Vendor shall be released from the obligation to indemnify the Purchaser’s Indemnified Parties in respect thereof pursuant to Section 6.2(a) or 6.2(d). This Section 6.5(1) shall not be construed to impose any time limit on the Purchaser’s right to assert a claim to recover Damages under Sections 6.2(b) and 6.2(c), whether or not the basis on which such a claim is asserted could also entitle the Purchaser to make a claim for Damages pursuant to Section 6.2(a).

(2)Notice by the Vendor. No Damages may be recovered from the Purchaser pursuant to Section 6.3(a) unless a Claim Notice is delivered by the Vendor in accordance with the timing set out below:

(a)	with respect to the representations and warranties in Sections 3.3(1), (2) and (3) (collectively, the “Purchaser Fundamental Representations”) at any time after Closing; and
(b)	with respect to all other representations and warranties, on or before the date that is 18 months from Closing,

provided, however, that in the event of fraud relating to a representation and warranty of the Purchaser in this Agreement, then notwithstanding the foregoing time limitations, the Vendor’s Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless a Claim Notice has been given in accordance with the timing set out above, the Purchaser shall be released from the obligation to indemnify the Vendor’s Indemnified Parties in respect thereof pursuant to Section 6.3(a). This Section 6.5(2) shall not be construed to impose any time limit on the Vendor’s right to assert a claim to recover Damages under Sections 6.3(b) and 6.3(c), whether or not the basis on which such a claim is asserted could also entitle the Vendor to make a claim for Damages pursuant to Section 6.3(a).

6.6Monetary Limitations.

(1)Indemnity Basket. No Damages may be recovered from the Vendor pursuant to Section 6.2(a) or from the Purchaser pursuant to Section 6.3(a) unless and until the accumulated aggregate amount of Damages of the Purchaser’s Indemnified Parties, arising pursuant to Section 6.2(a), or the Vendor’s Indemnified Parties, arising pursuant to Section 6.3(a), as applicable, exceeds $[redacted for confidentiality reasons] in which event the accumulated aggregate amount of all such Damages may be recovered.

(2)Indemnity Cap – Non Fundamental Representations. The maximum aggregate amount of Damages that may be recovered from the Vendor under Section 6.2(a), other than with respect to claims relating to Vendor Fundamental Representations or Section 3.1(15), or the Purchaser under Section 6.3(a), other than with respect to claims relating to Purchaser Fundamental Representations, as applicable, shall not exceed $[redacted for confidentiality reasons].

(3)Indemnity Cap – Fundamental and Tax Representations. The maximum aggregate amount of Damages that may be recovered from the Vendor under Section 6.2(a), with respect to claims relating to Vendor Fundamental Representations or Section 3.1(15), or the Purchaser under Section 6.3(a), with respect to claims relating to Purchaser Fundamental Representations, as applicable, shall not exceed $[redacted for confidentiality reasons].

6.7Limitation Periods.

(1)Limitation Periods for Representations and Warranties. Notwithstanding the provisions of the Limitations Act, 2002 (Ontario) (the “Limitations Act”) or any other statute, an Indemnified Party may commence a proceeding in respect of Damages arising from any incorrectness in or breach of any representation and warranty of the Indemnifying Party as referred to in a Claim Notice delivered within the time periods stipulated in Section 6.5 at any time on or before the later of:

(a)	the second anniversary of the last date upon which such Claim Notice is permitted to be delivered under Section 6.5; and
(b)	the expiry of the limitation period otherwise applicable to such claim,

and any applicable limitation period is hereby extended to the full extent permitted by law.

(2)Limitation Periods for Covenants and Other Matters. The limitation period applicable to any proceeding relating to a claim referred to in a Claim Notice in respect of any matter in Sections 6.2(b), 6.2(c) and 6.2(d) and Sections 6.3(b) and 6.3(c) shall be solely as prescribed in Sections 15-17 of the Limitation Act and any other limitation period in respect of such claim (including that provided for in Section 4 of the Limitations Act) is extended accordingly.

6.8Agency for Non-Parties. Notwithstanding Section 9.13, each of the Purchaser and the Vendor hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each of the Purchaser and the Vendor may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

6.9Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 6, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

6.10Third Party Claims.

(1)Rights of Indemnifying Party. In the event a Claim Notice is delivered with respect to a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party, unless the Indemnifying Party:

(a)	irrevocably and unconditionally acknowledges in writing complete responsibility for, and agrees to indemnify the Indemnified Party in respect of all Damages relating to, the Third Party Claim; and

(b)

furnishes evidence to the Indemnified Party whenever requested by the Indemnified Party, which is satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to indemnify the Indemnified Party;

in which case the Indemnifying Party may assume such control at its expense through counsel of its choice; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be permitted to assume control of the negotiation, settlement or defence of the Third Party Claim if: (A) such Third Party Claim seeks equitable relief against the Indemnified Party as a primary form of relief; or (B) such Third Party Claim involves criminal liability.

(2)Respective Rights on Indemnifying Party’s Assumption of Control. If the Indemnifying Party elects to assume control as contemplated in Section 6.10(1), the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such assumption. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

(3)Lack of Reasonable Diligence. If, having elected to assume control as contemplated by Section 6.10(1), the Indemnifying Party thereafter fails to conduct the negotiation, settlement or defence of the relevant Third Party Claim with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(4)Other Rights of Indemnified Party. If the Indemnifying Party does not, or is not permitted to, assume control of the defence of any Third Party Claim pursuant to Section 6.10(1), the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

6.11Cooperation. Each Indemnified Party and Indemnifying Party shall reasonably cooperate and assist each other in determining the validity of any claim for indemnity by an Indemnified Party and otherwise in resolving such matters. Such assistance and cooperation will include providing reasonable access to information, records and documents relating to such matters and furnishing employees to assist in the investigation, defence and resolution of such matters.

6.12Adjustments to Purchase Price. Any monetary compensation received by the Purchaser as a result of any breach of any representation and warranty of the Vendor or under any indemnity provided for under this Agreement is to be in reduction and refund of the Purchase Price.

Article 7
COVENANTS

7.1Investigation. During the Interim Period, the Vendor shall give, or cause to be given, to the Purchaser and its Representatives reasonable access to the Business and the property and assets of the Corporation, including the Books and Records of the Corporation, to conduct such investigations thereof as the Purchaser deems reasonably necessary or desirable to familiarize itself with the Corporation and the Business. Such investigations shall be carried out during normal business hours and without undue interference with the operations of the Corporation and the Business.

7.2Confidentiality.

(1)Information to Be Confidential. Each Recipient shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of a Discloser.

(2)Use of Confidential Information. A Recipient may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transaction contemplated by this Agreement. No Recipient shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the applicable Discloser.

(3)Required Disclosure. If a Recipient or any of its Representatives receives a request or is legally required to disclose all or any part of the Confidential Information of a Discloser, such Recipient shall (a) immediately notify the Discloser of the request or requirement, (b) consult with the Discloser on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (c) if requested by the Discloser, take all necessary steps to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the Discloser waives compliance with the provisions of this Section 7.2(3), (i) the Recipient receiving the request for disclosure or its Representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such Recipient is advised by written opinion of counsel is legally required to be disclosed, and (ii) such Recipient shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such Recipient or its Representatives not permitted by this Agreement.

(4)Return or Destruction. Following the termination of this Agreement in accordance with the provisions of this Agreement, each Recipient shall (and shall cause each of its Representatives to) (a) return promptly to the Discloser all physical copies of the Confidential Information of the Discloser, excluding Notes, then in such Recipient’s possession or in the possession of its Representatives, (b) destroy all (i) electronic copies of such Confidential Information, and (ii) Notes (including electronic copies thereof) prepared by such Recipient or any of its Representatives, in a manner that ensures the same may not be retrieved or undeleted by such Recipient or any of its Representatives, and (c) deliver to the Discloser a certificate executed by one of the Recipient’s duly authorized senior officers indicating that the requirements of this Section 7.2(4) have been satisfied in full.

(5)Supersede. The provisions of this Section 7.2 shall supersede the provisions of the Confidentiality Agreement (which such agreement shall terminate on the date of this Agreement).

7.3Action During Interim Period.

(1)During the Interim Period, unless otherwise agreed with the Purchaser (acting reasonably) or contemplated herein, the Vendor shall operate the Corporation in the Ordinary Course of Business in material compliance with Applicable Law and the terms and conditions of all Material Contracts, and without limiting the generality of the foregoing, do the following:

(a)	maintain all of the Corporation’s material property and assets in the same condition as they now exist, ordinary wear and tear excepted;
(b)	maintain the Corporation’s Books and Records in the Ordinary Course of Business;
(c)

take all reasonable action to preserve the Business and the goodwill of the Corporation and its relationships with customers, suppliers, landlords, creditors and others having business dealings with it, to maintain in full force and effect all Corporation Material Contracts, and take all other action reasonably requested by the Purchaser in order that the Business and the condition of the Corporation will not be impaired during the Interim Period;

(d)	to the extent possible, keep available the services of its present officers and employees;
(e)	ensure that the Corporation performs and complies with all of its material obligations under all Corporation Material Contracts and complies materially with all Licences;
(f)	ensure that the Corporation does not sell or otherwise dispose of (or pledge as security) any of its property and assets outside of the Ordinary Course of Business;
(g)	maintain adequate levels of working capital to carry on the Business in the Ordinary Course of Business;
(h)

ensure that the Corporation does not create any Lien upon any of its property and assets other than in the Ordinary Course of Business, or create any guarantees or otherwise become liable for the obligations of any other Person or make any loans or advances to any Person other than in the Ordinary Course of Business;

(i)

ensure that the Corporation does not increase or promise to increase materially the compensation or employee benefits of any of its directors, officers or employees, or pay or agree to pay to any of its directors, officers or employees any pension, severance or termination amount or other material employee benefit not required by any of the benefit plans and programs of the Corporation;

(j)	keep in full force and effect all of the current insurance policies of the Corporation;
(k)

collect and manage accounts receivable and pay and manage accounts payable in the Ordinary Course of Business, including not writing off as uncollectible any accounts receivable that individually or in the aggregate is significant to the Corporation or is in excess of $100,000;

(l)	ensure that the Corporation does not declare or pay any dividends, redeem or repurchase any shares in its share capital or make any other distributions in respect of its shares; and

(m)

take all reasonable action within its reasonable control to ensure that the representations and warranties of the Vendor in Section 3.1 remain true and correct in all material respects at the Closing Time with the same force and effect as if such representations and warranties were made on and as of such date (other than those that speak only as of a specific date, which shall remain true and correct as of that date).

(2)Without limiting the generality of the foregoing, during the Interim Period, the Vendor will not, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), allow the Corporation to:

(a)	amend or approve any amendment to its articles, by-laws or other constating documents;
(b)	enter into any agreement with respect to the Business, except agreements made in the Ordinary Course of Business;
(c)	terminate or waive any right of substantial value to the Business;
(d)	make any payments of whatsoever nature outside of the Ordinary Course of Business to the Vendor or any of its Affiliates;
(e)	make any capital expenditure or commitment outside of the Ordinary Course of Business;
(f)	incur any increase in indebtedness prior to the Closing Time other than in the Ordinary Course of Business;
(g)	make any material change with respect to any method of management, operation or accounting in respect of the Business;
(h)	hire or terminate the employment of: (i) any employee of the Corporation with a base compensation of $100,000 or more; or (ii) any group of employees of the Corporation;
(i)	compromise or settle any Legal Proceeding relating to the Corporation, the Business or the property and assets of the Corporation; or
(j)	authorize, agree, or otherwise commit, whether or not in writing, to do any of the foregoing.

7.4Consents and Approvals. Commencing forthwith after the date hereof, the Vendor and the Purchaser shall use all commercially reasonable efforts to obtain, and shall reasonably cooperate with one another in obtaining, at or prior to the Closing Time, all the third party consents listed in Schedule 4.2(i) and the regulatory approvals listed in Schedule 4.3(e).

7.5Inter-Company Transactions. The Vendor shall ensure that within 90 days of Closing:

(a)	there is no money or amounts owing to the Corporation by the Vendor or any of its Affiliates;
(b)	there is no money or amounts owed by the Corporation to the Vendor or any of its Affiliates; and

(c)

all Contracts for the supply of goods or services by the Corporation to the Vendor or any of its Affiliates, or by the Vendor or any of its Affiliates to the Corporation shall have been terminated without any resulting Liability to the Corporation.

The Purchaser shall, and shall cause the Corporation after Closing to, cooperate with the Vendor in respect of the discharge of the Vendor’s obligations pursuant to Sections 7.5(a), (b) and (c).

7.6Preparation of Tax Returns.

(1)The Purchaser shall cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for (a) any Pre-Closing Tax Period for which Tax Returns have not been filed as of the Closing Date and (b) for any Straddle Period for which Tax Returns are required to be prepared and filed (all Tax Returns referred to in clause (a) and (b) above collectively being referred to herein as the “Stub Period Returns”). The Purchaser shall prepare each Stub Period Return on a basis consistent with (i) Applicable Law, (ii) the Closing Date Statement, and (iii) the past practices and procedures of the Corporation. Notwithstanding the foregoing, in any Stub Period Return, the Corporation shall not deduct any amount in the nature of a reserve or claim any Tax credit that would require the Corporation to include in a tax period ending after the Closing Time any amount of income, unless the Tax liability in respect of such income (determined as though such income were the only income or loss of the entity for the tax period and without regard for the availability of any loss carryforwards or carrybacks) is taken into account in computing the Closing Date Working Capital. The Purchaser shall provide to the Vendor for its review a draft of each Stub Period Return no later than 30 days in the case of an income Tax Return, and 10 days in the case of any other Tax Return, prior to the due date for filing such Tax Return with the appropriate Governmental Authorities. The Vendor shall notify the Purchaser in writing within 15 days in the case of an income Tax Return, and 5 days in the case of any other Tax Return, after delivery of a Stub Period Return if it has any reasonable comments with respect to items set forth in such Stub Period Return. The Purchaser shall consider all such comments.

(2)Other than Taxes which were specifically taken into account in computing the Closing Date Working Capital, the Vendor shall pay (a) all Taxes due with respect to all Tax Returns for the Corporation for any Pre-Closing Tax Period and (b) with respect to all Tax Returns for the Corporation for any Straddle Period, Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing Date (as determined under Section 7.6(3)).

(3)In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending immediately prior to the Closing Date shall be:

(a)

in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period prior to the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b)

in the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, or Taxes that are based upon occupancy or imposed in connection with any sale or other transfer or assignment of property), the amount of such Taxes determined as if such tax period ended immediately prior to the Closing Date.

7.7Amendments to Tax Returns. Except as required by Applicable Law, neither the Purchaser nor the Corporation shall, without the prior written consent of the Vendor, not to be unreasonably withheld, conditioned or delayed, refile, amend or otherwise modify any Tax Return filed for a Pre-Closing Tax Period or a Straddle Period.

7.8Cooperation Respecting Tax Matters. Each Party shall provide reasonable cooperation to the other Party and their counsel in respect of Tax matters arising under this Agreement (“Tax Matters”), including:

(a)

providing prompt notice to the other Party in writing of any pending or threatened Tax audits or assessments of the Corporation for tax periods for which the other may have a liability under this Agreement;

(b)

providing the other Party and its counsel with draft copies of all filings, motions, applications, correspondence and other documents the Party defending the claim intends to file with or deliver to any Governmental Authority in connection with a Tax Matter at least 10 Business Days prior to the date on which such documents are filed or delivered and considering the comments of the other Party and its counsel regarding such filings, motions, applications, correspondence and other documents;

(c)

promptly notifying the other Party of any communication the Party defending a Tax Matter receives from any Governmental Authority regarding such Tax Matter and providing the other Party with copies of all correspondence, filings or communications between such Party defending the claim, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to any such Tax Matter; provided that the Purchaser shall in all cases have the right to attend any meetings or participate in other discussions (or have Purchaser’s counsel attend or participate) with the staff of any Governmental Authority or such Governmental Authority’s counsel;

(d)

keeping the other Party and its counsel advised on a prompt and ongoing basis of the status of such Tax Matter and any material changes or developments with respect thereto and promptly and fully responding to all requests for information, questions and comments of the other Party and its counsel from time to time.

(e)

making available to each other in a prompt fashion such data, documents and other information as may reasonably be required for the preparation and filing of all Stub Period Returns, or for the conduct of any Tax Matter, and preserving all such data, documents and information until the expiry of the limitation period under Applicable Law with respect to the taxation years or periods covered by such Stub Period Returns, or until a final determination has been made in respect of such Tax Matter, as the case may be; and

(f)

promptly signing and delivering such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes, or an exemption from (or an extension in respect of) an obligation to file Tax Returns.

7.9Transaction Personal Information. The Purchaser shall collect Transaction Personal Information prior to Closing only as necessary for purposes related to the transactions contemplated by this Agreement, including in connection with its investigations of the Business and the Corporation, and shall not disclose Transaction Personal Information to any Person other than to its Representatives who are evaluating and advising on the transactions contemplated by this Agreement. If the Purchaser proceeds with the transactions contemplated by this Agreement, the Purchaser shall not, following the Closing, without the consent of the individuals to whom such Personal Information relates or as permitted or required by Applicable Law, use or disclose Transaction Personal Information for purposes other than those for which such Transaction Personal Information was collected by the Vendor or the Corporation prior to the Closing, and shall give effect to any withdrawal of consent made in accordance with Privacy Law.

The Purchaser shall forthwith after the Closing, and in any event no later than 30 days after the Closing, notify in writing those individuals whose Transaction Personal Information was disclosed in connection with the transactions contemplated by this Agreement, that (a) the purchase of the Shares has been completed and (b) Transaction Personal Information about them was disclosed to the Purchaser in connection with such transactions.

The Purchaser shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure, as provided by Privacy Law. The Purchaser shall cause its Representatives to observe the terms of this Section 7.9 and to protect and safeguard Transaction Personal Information in their possession. If the Vendor or the Purchaser terminates this Agreement as provided herein, the Purchaser shall promptly deliver to the Vendor all Transaction Personal Information in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof.

7.10Hermosillo Office.

(1)Services Period. For a period of three months following the Closing Date (the “Services Period”), the Purchaser shall, and shall cause the Corporation to, at no additional cost to the Vendor, ensure that the subcontracted employees of the Corporation engaged in the provision of office management, accounting, bookkeeping and general administration (the “Subject Contractors”) continue to provide office management, accounting, bookkeeping and general administrative services (the “Services”) to the Vendor and its Affiliates, and the Purchaser will, and will cause the Corporation to, during the Services Period, assist the Vendor and its Affiliates in transitioning such Services to its or their own employees or other Persons after Closing.

(2)Level of Services. During the Services Period, the Purchaser shall, and shall cause the Corporation to, ensure that the Subject Contractors provide the Services to the Vendor and its Affiliates at a level commensurate with the level at which the Services were provided by the Subject Contractors (or other subcontracted employees contracted for by the Corporation to provide Services) to the Vendor and its Affiliates prior to the Closing Date.

(3)Extension of Services Period. At any time during the Services Period, the Vendor may, by written notice to the Purchaser, extend the end date of the Services Period for up to an additional nine months (the “Extension Period”), provided that the Vendor shall pay to the Purchaser $5,000 in respect of the Services during the Extension Period for each complete month of the Extension Period. The Vendor may, upon five days prior written notice to the Purchaser at any time during the Extension Period, terminate the Services Period and the provision of the Services by the Subject Contractors. Within 10 Business Days of the termination or expiration of the Services Period during the Extension Period, the Vendor shall pay all amounts owing to the Purchaser in respect of the Extension Period.

7.11Non-Solicitation. During the Interim Period, the Vendor shall not, directly or indirectly, solicit or permit any of its Affiliates or Representatives to, directly or indirectly, solicit any offers or proposals relating to the acquisition, directly or indirectly, of the assets, securities or ownership interests of the Corporation in a single transaction or a series of transactions or initiate or encourage any inquiry, discussions or negotiations with any third party with respect to the same pursuant to an amalgamation, merger, take-over, statutory arrangement or other transaction during the period commencing on the date hereof and ending on the earlier of (i) termination of this Agreement in accordance with the provisions hereof or (ii) the Closing Date. The Vendor and its Affiliates and Representatives shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person related to any of the foregoing. In the event the Vendor is approached in respect of any such transaction, it shall immediately notify the Purchaser.

7.12Corporate Existence and Preservation of Assets. For a period of 18 months following the Closing Date, the Vendor covenants to (a) continue as a wholly-owned subsidiary of Alio Gold Inc.; (b) to maintain its corporate existence; and (c) to preserve its assets, such that it can continue to satisfy any continuing obligations under this Agreement.

Article 8
TERMINATION

8.1Grounds for Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of the Purchaser and the Vendor;
(b)	by written notice from the Purchaser to the Vendor as permitted in Section 5.2;
(c)	by written notice from the Vendor to the Purchaser as permitted in Section 5.4; or
(d)

by written notice from the Vendor or the Purchaser to the other if Closing has not occurred on or before May 15, 2020 (the “Outside Date”) or such later date as the Vendor and the Purchaser may agree upon in writing, provided that no Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 8.1(b) or Section 8.1(c) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the earlier of (a) the Outside Date or (b) the expiration of a period of ten Business Days from such notice.

8.2Effect of Termination. If this Agreement is terminated:

(a)

subject to Section 8.2(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Sections 7.2, 9.1 and 9.2, which shall survive such termination; and

(b)

by a Party under Section 8.1(b) or 8.1(c) and the right to terminate arose because of a breach of this Agreement by another Party (including a breach by another Party resulting in a condition in favour of the terminating Party failing to be satisfied), then, such other Party or Parties shall remain fully liable for any and all Damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.

Article 9
GENERAL

9.1Expenses. Each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

9.2Public Announcements. No Party (nor any of its Affiliates) shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party (which consent shall not be unreasonably withheld or delayed) or (b) make any filing with any Governmental Authority with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s (and their Affiliate’s) overriding obligation to make any disclosure or filing required under Applicable Laws or stock exchange rules, and the Person making such disclosure shall use all commercially reasonable efforts to give prior written notice to the non-disclosing Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

9.3Notices.

(1)Mode of Giving Notice. Any notice, direction, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by e-mail or other similar means of electronic communication (provided it expressly and prominently states that it is a notice for the purposes of this Section 9.3), in each case to the applicable address set out below:

(a)	if to the Vendor, to:

Alio Gold Inc.
Suite 507, 700 West Pender Street
Vancouver, BC  V6C 1G8

Attention: Mark Backens, Chief Executive Officer
Facsimile: 604-682-4003
Email: mark.backens@aliogold.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
Suite 2600 – 595 Burrard Street
Vancouver, BC  V7X 1L3

Attention: Andrew J. McLeod
Email: andrew.mcleod@blakes.com

(b)	if to the Purchaser, to:

Magna Gold Corp.

390 Bay Street, Suite 806

Toronto, ON  M5H 2Y2

Attention: Arturo Bonillas
Email: abonillas@magnagoldcorp.com

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

3400 One First Canadian Place

P.O. Box 130

Toronto, ON  M5X 1A4

Attention: Abbas Ali Khan
Email: alikhana@bennettjones.com

(2)Deemed Delivery of Notice. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing, e-mailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, e-mailed or sent before 5:00 p.m. (Toronto time) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided, however, that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

(3)Change of Address. Any Party may, from time to time, change its address under this Section 9.3 by notice to the other Party given in the manner provided by this Section 9.3.

9.4Time of Essence. Time shall be of the essence of this Agreement in all respects.

9.5Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Parties may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

9.6Entire Agreement. This Agreement, along with the Lock-Up Agreement and the Resale Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including the Letter of Intent and the Confidentiality Agreement. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement, the Lock-Up Agreement and the Resale Agreement.

9.7Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

9.8Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

9.9Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10Attornment. Each Party agrees (a) that any Legal Proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (b) that it irrevocably waives any right to, and shall not, oppose any such Legal Proceeding in Ontario on any jurisdictional basis, including forum non conveniens; and (c) not to oppose the enforcement against it in any other jurisdiction of any Order duly obtained from a Ontario court as contemplated by this Section 9.10. Each of the Parties irrevocably appoints the following Persons as its agent to receive on its behalf service of summons and any other legal process which may be served in any Legal Proceeding:

For the Purchaser:

Bennett Jones LLP

3400 One First Canadian Place

P.O. Box 130

Toronto, ON M5X 1A4

Attention: Abbas Ali Khan

Email: alikhana@bennettjones.com

with a copy to:

Magna Gold Corp.

390 Bay Street, Suite 806

Toronto, ON M5H 2Y2

Attention: Arturo Bonillas

Email: abonillas@magnagoldcorp.com

For the Vendor:

Blake, Cassels & Graydon LLP

Suite 2600 – 595 Burrard Street

Vancouver, BC V7X 1L3

Attention: Andrew J. McLeod

Email: andrew.mcleod@blakes.com

with a copy to:

Alio Gold Inc.
Suite 507, 700 West Pender Street
Vancouver, BC  V6C 1G8

Attention: Mark Backens, Chief Executive Officer
Facsimile: 604-682-4003
Email: mark.backens@aliogold.com

Such service may be made by mailing or delivering a copy of such process to the applicable party in care of its agent at the address given in this Section 9.10 and each of the Parties hereby irrevocably authorizes and directs the respective agents to accept such service on their behalf. If and to the extent that such service and any summons or other legal process cannot for any reason be effected upon the applicable agent as in this Agreement provided, each of the Parties further irrevocably consents to the service of any and all legal process in any such Legal Proceeding by the mailing of copies of such process in the manner specified in Section 9.3. Nothing in this Section 9.10 shall affect the rights of the Parties to serve legal process in any other manner permitted by Applicable Law.

9.11Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ontario and this Agreement shall be treated, in all respects, as an Ontario contract.

9.12Successors and Assigns; Assignment. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. The Purchaser may not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the Vendor; provided, however, that the Purchaser may assign or transfer its respective rights or obligations under this Agreement to an Affiliate of the Purchaser provided that the Purchaser shall remain responsible for all of its covenants and other agreements contained in this Agreement. The Vendor may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the Purchaser.

9.13Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and except as specifically provided for in Section 6.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.14Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by e-mail in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Parties.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

TIMMINS GOLDCORP MEXICO S.A. DE C.V.
By:	(signed) "Mark Backens"
Name: Mark Backens Title: President & Director

MAGNA GOLD CORP.
By:	(signed) "Arturo Bonillas"
Name: Arturo Bonillas Title: President & Chief Executive Officer

Signature Page to Share Purchase Agreement

WSLEGAL\089581\00001\24297813v1

EXHIBIT A – LOCK-UP AGREEMENT

[See attached.]

EXHIBIT B – RESALE AGREEMENT

[See attached.]

EXHIBIT C – NSR Terms

1.

Definitions – For the purpose of this Exhibit, “Agreement” shall mean the Agreement to which this Exhibit is attached, “Owner” shall mean the party or parties paying a percentage of Net Smelter Returns. “Holder” shall mean the party or parties receiving a percentage of Net Smelter Returns, and other capitalized terms shall have the meanings assigned to them in the Agreement.

2.

Net Smelter Returns – For the purpose hereof, the term “Net Smelter Returns” shall, subject to paragraphs 3, 4, 5, and 6 below, mean gross revenues received from the sale by the Owner of all ore mined from the NSR Property and from the sale by the Owner of concentrate, doré, metal and products derived from ore mined from the NSR Property, after deduction of the following:

(a)

all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners);

(b)

costs of handling, transporting, securing and insuring such material from the NSR Property or from a concentrator, whether situated on or off the NSR Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs;

(c)	ad valorem taxes and taxes based upon sales or production, but not income taxes; and
(d)	marketing costs, including sales commissions, incurred in selling ore mined from the NSR Property and from concentrate, doré, metal and products derived from ore mined from the NSR Property.
3.

Non-Arm’s Length Revenue – Where revenue otherwise to be included under this Schedule is received by the Owner in a transaction with a party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

4.

Non-Arm’s Length Costs – Where a cost otherwise deductible under this Schedule is incurred by the Owner in a transaction with a party with whom it is not dealing at arm’s length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

5.	Currency – For the purpose of determining Net Smelter Returns, all receipts and major disbursements will be calculated in U.S. dollars.
6.

Hedging – The Owner may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the NSR Property and, except in the case where products are actually delivered and a sale is actually consummated under such price protection or speculative transactions, none of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating Net Smelter Returns or any interest therein.

7.

Commingling – The Parties agree that (notwithstanding separate ownership thereof), subject to the consent of the Holder, ores mined from the mining properties of the Owner (including the NSR Property) may be blended at the time of mining or at any time thereafter, provided, however, that the respective mining properties of the Owner shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation. In making any such allocation, effect shall be given to the tonnages and location of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties.

8.	Sampling – The Owner shall ensure that reasonable practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.
9.	NSR Interest – The Net Smelter Return interest is one percent (1.0%) of Net Smelter Returns.
10.

Payments – Payments of a percentage of Net Smelter Returns shall be made to the Holder within forty-five (45) days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner. All such payments shall be made in cash in U.S. dollars, or, at the option of the Holder, in kind.

11.

Calculations – The Holder shall be provided quarterly, on the same day that the payments referred to in Paragraph 10 are made, with a copy of the calculation of Net Smelter Returns, determined in accordance with this Exhibit, for the preceding calendar year, certified correct by the Owner.

12.

Audits – The Owner shall cause the Net Smelter Returns and the records relating thereto to be audited within the first quarter of each calendar year by a national firm of chartered accountants designated and paid by the Owner (which may be the auditor of the Owner) and:

(a)	copies of the audited reports shall be delivered to the Holder and the Owner by the chartered accounting firm;
(b)	either party shall have three (3) months after receipt of any audited report to object thereto in writing to the other party, and failing such objection, such report shall be deemed correct; and
(c)

in the event of a reaudit, all costs relating to such reaudit shall be paid by the Owner (if the original audit is found in error by a margin of 10% or more) or the Holder (if the original audit is found to be correct) and the Holder requested the reaudit.

13.

Reacquisitions – The Owner shall not relinquish, drop, abandon or allow any portion of the property to lapse without first notifying the Holder of the Owner’s intention to do so and in such event the Holder shall have the right to acquire such portion of the property for its own account. In the event that after receiving such notification the Holder does not acquire such portion of the NSR Property, then such portion of the property will once again be subject to the obligation to pay Net Smelter Returns.
14.

Annual Reports – Within one hundred and twenty (120) days following the end of each calendar year, the Owner shall provide the Holder with an annual report of all activities and operations conducted upon or with respect to the NSR Property during the preceding calendar year, together with a description of the activities and operations anticipated during the current year (including estimates of expenditures, production, ore reserves and any Net Smelter Returns payable).

15.

Transfer – The Net Smelter Returns interest shall be freely transferable by the Holder upon written notice to the Owner, and such transfer shall be binding upon and shall enure to the benefit of the parties then party to the Net Smelter Returns interest.

16.

Nature of NSR – The Net Smelter Returns interest constitutes an interest in the NSR Property and will be a covenant running with the NSR Property, will be enforceable as if it were an in rem interest in land which shall run with the NSR Property and will be binding upon and enure to the benefit of the Owner and the Holder and their respective successors and assigns. To the extent permissible at law, the Net Smelter Returns interest shall be registerable or otherwise recordable in all relevant public registries and places where the NSR Property is recordable and be opposable before third parties and Governmental Authorities, and the Owner shall execute and deliver such further documents as may be necessary for the timely and effective recording or registration of a caution, notice or caveat in respect of the Net Smelter Returns interest in such public registries and places.

17.

Dispute Resolution – In the event of a dispute in relation to the Net Smelter Returns interest, the Owner and the Holder will negotiate diligently and in good faith in an attempt to resolve such dispute. Failing satisfactory resolution within 90 days of the delivery of notice by either the Owner or the Holder of the said dispute, either the Owner or the Holder may request that the dispute be resolved by binding arbitration, conducted in English, in Toronto, Ontario, pursuant to the provisions of the International Commercial Arbitration Act, 2017 (Ontario), subject to the following:

(a)

to demand arbitration the Holder or the Owner shall give written notice to the other party, which notice shall specify the nature of the allegation and the issues in dispute, the amount or value involved (if applicable) and the remedy requested. Within 15 days of receipt of such notice, the responding party shall answer the demand in writing, responding to the allegations and issues that are disputed;

(b)

the Holder and the Owner shall mutually agree upon one single qualified arbitrator within 10 days of the responding party’s answer in Item 17(a), failing which either the Holder or the Owner may apply to a judge of the Ontario Superior Court of Justice, in accordance with the provisions of the International Commercial Arbitration Act, 2017 (Ontario), to appoint one qualified arbitrator. The arbitrator shall be a disinterested person qualified by experience to hear and determine the issues arbitrated;

(c)

no later than 15 days after hearing the representations and evidence of the Holder and the Owner, the arbitrator shall make its determination in writing in English and shall deliver one copy to each of the Owner and the Holder. The written decision of the arbitrator shall be final and binding upon the Owner and the Holder in respect of all matters relating to the arbitration, the procedure, the conduct of the Owner and the

Holder during the proceedings and the final determination of the issues in the arbitration. There shall be no appeal from the determination of the arbitrator to any court. The decision rendered by the arbitrator may be entered into any court for enforcement purposes;

(d)	the arbitrator may determine all questions of law and jurisdiction (including questions as to whether or not a dispute is arbitrable) and all matters of procedure relating to the arbitration;
(e)

the arbitrator shall have the right to grant legal and equitable relief and to award costs (including reasonable legal fees and the costs of arbitration) and interest. The costs of any arbitration shall be borne by the Owner and the Holder in the manner specified by the arbitrator in its determination, if applicable. The arbitrator may make an interim order, including injunctive relief and other provisional, protective or conservatory measures, as well as orders seeking assistance from a court in taking or compelling evidence or preserving and producing documents regarding the subject matter of the dispute; and

(f)

the Owner and the Holder agree to treat as confidential information the following: the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements and other documents prepared in respect of the arbitration; documents exchanged for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing, the Owner or the Holder may disclose such Confidential Information in judicial proceedings to enforce, nullify, modify or correct an award or ruling.

18.

Insurance – The Owner will obtain and maintain insurance against loss of ore mined from the NSR Property and loss of concentrate, doré, metal and products derived from ore mined from the NSR Property, in each case prior to their sale, in such amounts and with such coverage as is consistent with the Corporation’s normal past practice.

EXHIBIT D – SAN FRANCISCO MINE

The Concessions

Molimentales del Noroeste, S.A. de C.V., is duly recorded in the Registry as the legal and beneficial holder of the rights derived from the concessions, covering the mining claims listed below, comprising San Francisco Project:

No.	Name of the Mining Claim	Original Title Effective Date	Title Claim Number	Surface Area (Ha.)
1	La Mexicana	April 29, 1991	191137	10.0000
2	Llano III	December 19, 1991	197202	500.0000
3	Llano II	December 19, 1991	197203	500.0000
4	San Francisco	February 11, 1994	198971	48.0000
5	San Francisco Dos	August 3, 1999	209618	315.6709
6	San Francisco Cuatro	February 25, 2003	219301	5,189.7042
7	Llano IV	August 31, 2004	222787	500.0000
8	Llano V	August 31, 2004	222788	500.0000
9	Timmins II Fracc. Sur	March 14, 2006	228260	20,370.0604
10	Timmins	January 24, 2006	226519	337.0770
11	Timmins III F-1	May 26, 2006	227237	346.0004
12	Timmins III F-2	May 26, 2006	227238	54.2835
13	Dulce	November 22, 2006	228428	150.0000
14	Dulce I	March 29, 2012	240007	4,325.7416
15	Pima Reducción	March 14, 2006	244788	4,977.0000
16	Norma Reducción	March 28, 2007	244787	4,989.0250
17	Patricia	March 27, 2007	229241	3,539.4141
18	Los Carlos	June 9, 2006	227334	9.0000
19	Los Carlos 2	March 5, 2002	215707	93.3800
20	Los Carlos 3	September 6, 2005	225423	177.6907
21	TMC	November 11, 2018	246752	463.3072

EXHIBIT E – NSR PROPERTY

SAN FRANCISCO CUATRO
T-219301
5,189.7 Has.
LLANO V
T-222788
500 Has.
LLANO IV
T-222787
500 Has.
LLANO III
T-197202
500 Has.
LLANO II
T-197203
500Has.
TIMMINS
T-226519
377 Has.
SAN FRANCISCO
T-198971
48 has.
SAN FRANCISCO DOS
T-209618
315.67 Has.

LUGARES DE CONSUMO	NOMBRE DE LOTES	NO. DE TITULO	VIGENCIA DE LA CONCESION	UBICACIÓN EXACTA	COORDENADAS GEOGRAFICAS
PROYECTO MINERO SAN FRANCISCO	SAN FRANCISCO	198971	DEL 11 de Febrero de 1994 al 10 de Febrero de 2044

EJIDO JESÚS GARCÍA A 2 KM AL SUR DE CERRO SAN FRANCISCO, A 1.53 KM AL OESTE DE LAS VIAS DEL FERROCARRIL, A 145 KM AL NORTE DE LA CIUDAD DE HERMOSILLO, AL SUR DE LA CIUDAD DE SANTA ANA Y A 1.45 KM AL SUROESTE DEL POBLADO DE ESTACIÓN LLANO, EN EL MUNICIPIO DE SANTA ANA, SON.

					LATITUD N. 30° 21’0” LONGITUD W.G. 111° 6’56.2”
PROYECTO MINERO SAN FRANCISCO	SAN FRANCISCO DOS	209618	Del 3 de Agosto de 1999 al 2 de Agosto de 2048

EJIDO JESÚS GARCÍA A 2 KM AL SUR DE CERRO SAN FRANCISCO, A 1.53 KM AL OESTE DE LAS VIAS DEL FERROCARRIL, A 145 KM AL NORTE DE LA CIUDAD DE HERMOSILLO, AL SUR DE LA CIUDAD DE SANTA ANA Y A 1.45 KM AL SUROESTE DEL POBLADO DE ESTACIÓN LLANO, EN EL MUNICIPIO DE SANTA ANA, SON.

					ORTOGONALES 3,359,396.801mN 488,675.174Me GEOGRAFICAS LATITUD N. 30°21’59.18094” LONGITUD W.G. 111°07’04.27699”
PROYECTO MINERO SAN FRANCISCO	SAN FRANCISCO CUATRO	219301	Del 25 de Febrero de 2003 al 24 de Febrero de 2053

EJIDO JESÚS GARCÍA A 2 KM AL SUR DE CERRO SAN FRANCISCO, A 1.53 KM AL OESTE DE LAS VIAS DEL FERROCARRIL, A 145 KM AL NORTE DE LA CIUDAD DE HERMOSILLO, AL SUR DE LA CIUDAD DE SANTA ANA Y A 1.45 KM AL SUROESTE DEL POBLADO DE ESTACIÓN LLANO, EN EL MUNICIPIO DE SANTA ANA, SON.

					ORTOGONALES 3,359,396.801mN 488,675.174Me GEOGRAFICAS LATITUD N. 30°21’59.18094” LONGITUD W.G. 111°07’04.27699”

PROYECTO MINERO SAN FRANCISCO	LLANO II	197203	Del 27 de Agosto de 1993 al 18 de Diciembre de 2041

EJIDO JESÚS GARCÍA A 2 KM AL SUR DE CERRO SAN FRANCISCO, A 1.53 KM AL OESTE DE LAS VIAS DEL FERROCARRIL, A 145 KM AL NORTE DE LA CIUDAD DE HERMOSILLO, AL SUR DE LA CIUDAD DE SANTA ANA Y A 1.45 KM AL SUROESTE DEL POBLADO DE ESTACIÓN LLANO, EN EL MUNICIPIO DE SANTA ANA, SON.

				LATITUD 30° 20’26” LONGITUD WG 111° 10’ 11”
PROYECTO MINERO SAN FRANCISCO	LLANO III	197202	Del 27 de Agosto de 1993 al 18 de Diciembre de 2041

EJIDO JESÚS GARCÍA A 2 KM AL SUR DE CERRO SAN FRANCISCO, A 1.53 KM AL OESTE DE LAS VIAS DEL FERROCARRIL, A 145 KM AL NORTE DE LA CIUDAD DE HERMOSILLO, AL SUR DE LA CIUDAD DE SANTA ANA Y A 1.45 KM AL SUROESTE DEL POBLADO DE ESTACIÓN LLANO, EN EL MUNICIPIO DE SANTA ANA, SON.

				LATITUD 30° 20’26” LONGITUD WG 111° 10’ 11”
PROYECTO MINERO SAN FRANCISCO	LLANO IV	222787	Del 31 de Agosto de 2004 al 30 de Agosto de 2054

EJIDO JESÚS GARCÍA A 2 KM AL SUR DE CERRO SAN FRANCISCO, A 1.53 KM AL OESTE DE LAS VIAS DEL FERROCARRIL, A 145 KM AL NORTE DE LA CIUDAD DE HERMOSILLO, AL SUR DE LA CIUDAD DE SANTA ANA Y A 1.45 KM AL SUROESTE DEL POBLADO DE ESTACIÓN LLANO, EN EL MUNICIPIO DE SANTA ANA, SON.

				ORTOGONALES 3,359,396.801mN 488,675.174Me GEOGRAFICAS LATITUD N. 30°21’59.18094” LONGITUD W.G. 111°07’04.27699”
PROYECTO MINERO SAN FRANCISCO	LLANO V	222788	Del 31 de Agosto de 2004 al 30 de Agosto de 2054

EJIDO JESÚS GARCÍA A 2 KM AL SUR DE CERRO SAN FRANCISCO, A 1.53 KM AL OESTE DE LAS VIAS DEL FERROCARRIL, A 145 KM AL NORTE DE LA CIUDAD DE HERMOSILLO, AL SUR DE LA CIUDAD DE SANTA ANA Y A 1.45 KM AL SUROESTE DEL POBLADO DE ESTACIÓN LLANO, EN EL MUNICIPIO DE SANTA ANA, SON.

				ORTOGONALES 3,359,396.801mN 488,675.174Me GEOGRAFICAS LATITUD N. 30°21’59.18094” LONGITUD W.G. 111°07’04.27699”

SCHEDULE 1.1 – Permitted Liens

Royalties

The mining concession named “Dulce” is subject to a 1.5% Net Smelter Return Royalty payable to Mr. Joel Eulogio Roderiguez Barraza.

Seizure

The mining concessions named “San Francisco”, “San Francisco Dos”, San Francisco Cuatro”, Llano II, Llano III, Llano IV and Llano V” are subject to the Executive Mercantile trial Inmobiliaria y Hotelera los Algodones, S.A. de C..V.; seizure recorded on March 15, 2013 under Entry 113, at Page 62, Volume 22 of the Mining Acts, Contracts and Agreements Book of the Registry in favour of Inmobiliaria y Hotelera Los Algodones, S.A. de C.V.; ordered by the Fourth Mercantile Judge based in Hermosillo, State of Sonora related to the executive mercantile trial submitted by Inmobiliaria y Hotelera Los Algodones, S.A. de C.V. against the Corporation in order to secure the payment of US$1,725,000 plus any applicable charges and penalties. There is no evidence in the Registry that this seizure has been cancelled.

Liens

The mining concessions named San Francisco”, “San Francisco Dos”, San Francisco Cuatro”, Llano II, Llano III, Llano IV and Llano V” are subject to the liens recorded on July 4, 2019 under Entry 185, Volume 35, Book 129 of the Mining Acts, Contracts and Agreements Book of the Registry in favour of Peal Mexico S.A. de C.V.

Non-possessory Pledge Agreement  related with the all the mining concessions except to the concession named  “TMC”. Title number 246752 and the mobile assets owned by Corporation, duly recorded   before “Registro Unico de Garantias Mobiliarias” on August 1, 2018, under Entry 9393581 and before the Public Registry of mines on April 29, 2019 under Entry 104, volume 42  of the Mining Acts, Contract and Agreements Book  in favour  of  Timmins Goldcorp Mexico, S.A. de C.V.

SCHEDULE 2.4 – DRAFT CLOSING DATE STATEMENT

[redacted for confidentiality reasons]

SCHEDULE 4.2(I) – CONSENTS

•	None.

SCHEDULE 4.3(C) – REGULATORY APPROVALS

•	TSX-V approval of the transactions contemplated by the Agreement, including the issuance of the Consideration Shares.